Exhibit 2.1

Solicitation Version

UNITED STATES BANKRUPTCY COURT DISTRICT OF NEW JERSEY

In re:	Chapter 11

ACETO CORPORATION, et al.,	Case No. 19-13448 (VFP)

Debtors.[1]	Jointly Administered

SECOND MODIFIED JOINT PLAN OF LIQUIDATION OF ACETO CORPORATION AND ITS AFFILIATED DEBTORS

LOWENSTEIN SANDLER LLP

Kenneth A. Rosen, Esq.
Michael S. Etkin, Esq.
Wojciech F. Jung, Esq.
Philip J. Gross, Esq.
Michael Savetsky, Esq.
One Lowenstein Drive
Roseland, New Jersey 07068

Counsel for Debtors and Debtors-in-Possession

Dated: July 23, 2019

1 The Debtors in these chapter 11 cases and the last four digits of each Debtor’s taxpayer identification number are as follows: Aceto Corporation (0520); Tri Harbor Chemical Holdings LLC (f/k/a Aceto Agricultural Chemicals LLC, f/k/a Aceto Agricultural Chemicals Corporation) (3948); Tri Harbor Realty LLC (f/k/a Aceto Realty LLC) (7634); Kavod Pharmaceuticals LLC (f/k/a Rising Pharmaceuticals, LLC, f/k/a Rising Pharmaceuticals, Inc.) (7959); Kavod Health LLC (f/k/a Rising Health, LLC) (1562); Kavris Health LLC (f/k/a Acetris Health, LLC) (3236); KAVACK Pharmaceuticals LLC (f/k/a PACK Pharmaceuticals, LLC) (2525); Arsynco, Inc. (7392); and Acci Realty Corp. (4433).

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INTRODUCTION

Aceto Corporation and its affiliated debtors in the above-captioned chapter 11 cases jointly propose this chapter 11 plan of liquidation. The Plan is proposed jointly for administrative purposes, and provides for the treatment of all Claims against and Interests in the Debtors. The Plan constitutes a separate Plan for each Debtor, provided that as set forth in further detail below, and in order to give effect to the Plan’s comprehensive compromise and settlement structure pursuant to Bankruptcy Rule 9019 and section 1123(b) of the Bankruptcy Code, for purposes of distributions and recoveries to general unsecured creditors, the Plan provides for partial substantive consolidation of certain of the Debtors’ estates, specifically the Aceto Chemical Plus Debtors (which consist of Debtors Aceto, Aceto Agri, and Aceto Realty) and the Rising Pharma Debtors (which consist of Debtors Rising, Rising Health, Acetris, and PACK). Claims against the remaining Debtors, namely Arsynco and Acci Realty, are separately classified and these estates are not substantively consolidated with either the Aceto Chemical Plus Debtors or the Rising Pharma Debtors. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in Article I.A hereof or the Bankruptcy Code or Bankruptcy Rules. Holders of Claims and Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, business, assets, and operations, as well as a summary and description of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

A.     Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.01 “Acci Realty” means Acci Realty Corp.

1.02 “Acci Realty Net Distributable Assets” means, with respect to Acci Realty, and as allocated pursuant to the Distribution Calculation, all of the Cash held by Acci Realty on each Distribution Date, including but not limited to any Cash in any bank accounts of Acci Realty as shall be increased by any Litigation and Other Recoveries allocable to Acci Realty.

1.03 “Aceto” means Aceto Corporation.

1.04 “Aceto Agri” means Tri Harbor Chemical Holdings LLC (f/k/a Aceto Agricultural Chemicals LLC, f/k/a Aceto Agricultural Chemicals Corporation).

1.05 “Aceto Chemical Plus Debtors” mean Debtors Aceto, Aceto Agri, and Aceto Realty.

1.06 “Aceto Common Stock” means shares of common stock of Aceto that are authorized, issued, and outstanding prior to the Effective Date.

1.07 “Aceto Common Stock Non-Cancellation Election Notice” means a notice which, to be effective, shall be filed by the Debtors (subject to the reasonable consent of the Creditors’ Committee, such consent not to be unreasonably withheld) in the Chapter 11 Cases on or before seven (7) calendar days prior to the Confirmation Hearing stating that the Debtors elect and intend to have the Interests in Aceto, including the Aceto Common Stock, continue to exist and remain outstanding on and after the Effective Date and not automatically cancelled, released, and extinguished as of the Effective Date without further action by the Debtors or the Plan Administrator, and without further distribution to such Holders of Aceto Common Stock subject to Section 3.02(j) below. For the avoidance of doubt, notwithstanding anything herein to the contrary, to the extent the Aceto Common Stock Non-Cancellation Election Notice is filed by the Debtors on or before seven (7) calendar days prior to the Confirmation Hearing (subject to the reasonable consent of the Creditors’ Committee, such consent not to be unreasonably withheld), each Holder of Interests in Aceto, including the Aceto Common Stock, as of the Distribution Record Date, shall be entitled to retain such Interests in Aceto, and Post-Effective Date Aceto shall not be immediately dissolved or otherwise liquidated for U.S. federal income tax purposes and shall remain in existence until such time as the Plan Administrator determines otherwise.

1.08 “Aceto Interest Distribution Value” means, solely for the purposes of calculating distributions under the Plan, if any, the aggregate value of all Interests in Aceto outstanding as of February 19, 2019, which amount shall be the product of: (a) $1.03, which is equal to the price of Interests in Aceto at the close of trading on the Nasdaq Stock Market (“Nasdaq”) on February 19, 2019 and as listed by Nasdaq at https://www.nasdaq.com/symbol/acetq/historical; and (b) 30,839,470 which is equal to the total approximate number of shares in Aceto outstanding as of the close of business on Februar y 19,

2019.

1.09 “Aceto Net Distributable Assets” means, with respect to the Aceto Chemical Plus Debtors, and as allocated pursuant to the Distribution Calculation, all of the Cash held by the Aceto Chemical Plus Debtors’ Estates on each Distribution Date, inc luding but not limited to the net Cash proceeds from the Chemical Plus Sale, the net Cash proceeds to be received from the wind-down and dissolution of Canegrass LLC (“Canegrass”), the Chemical Plus Sale Adjustment Escrow Released Amount, and any other Cash in the bank accounts of the Aceto Chemical Plus Debtors and as shall be increased by any Litigation and Other Recoveries allocable to the Aceto Chemical Plus Debtors; provided, however, that the Aceto Net Distributable Assets shall be reduced by the amounts used to fund (as allocated pursuant to the Distribution Calculation) the Professional Claims Reserve, the Administrative and Priority Claims Reserve, the Wind-Down Reserve, and the Settlement Distribution Subsidy; provided further, that any Excess Amounts included in or attributable to the Settlement Distribution Subsidy shall be deemed Aceto Net Distributable Assets and made available for distributions to holders of General Unsecured Claims against the Aceto Chemical Plus Debtor.

1.10 “Aceto Realty” means Tri Harbor Realty LLC (f/k/a Aceto Realty LLC).

1.11 “Acetris” means Kavris Health LLC (f/k/a Acetris Health, LLC).

1.12 “Administrative and Priority Claims Estimate” means (i) the amount of all unpaid and asserted Administrative Claims, Priority Tax Claims, and Other Priority

Claims (other than Professional Claims which shall be subject to and paid from the Professional Claims Reserve, to the extent Allowed) based on the asserted amount of such Claims, or (ii) as otherwise (a) estimated by the Bankruptcy Court for distribution and/or reserve purposes or (b) stipulated or agreed to between the Debtors or Liquidating Debtors and any Holder(s) of such unpaid asserted Claim(s) (and any such stipulation or agreement shall be subject to the reasonable consent of the Creditors’ Committee or the Oversight Committee (to the extent not disbanded pursuant to Section 5.14), as the case may be, such consent not to be unreasonably withheld).

1.13 “Administrative and Priority Claims Reserve” means the reserve of Cash funded by the Debtors on the Effective Date, in an amount equal to the Administrative and Priority Claims Estimate, for the benefit of Holders of unpaid Allowed Administrative Claims (other than Holders of Professional Claims which shall be subject to and paid from the Professional Claims Reserve), Allowed Priority Tax Claims and Allowed Other Priority Claims.

1.14 “Administrative and Priority Claims Schedule” has the meaning set forth in Section 5.11(b) of the Plan.

1.15 “Administrative Claim” means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) Professional Claims; (c) Section 503(b)(9) Claims; and (d) all fees and charges assessed against the Estates under section 1930 of chapter 123 of title 28 of the United States Code.

1.16 “Administrative Claim Bar Date” means the deadline for filing requests for payment of Administrative Claims, which shall be 20 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, and except with respect to (a) Professional Claims, (b) Administrative Claims Allowed by a Final Order of the Bankruptcy Court on or before the Effective Date, (c) Administrative Claims that are not Disputed and arose in the ordinary course of business and were paid, (d) Administrative Claims arising under section 503(b)(9) of the Bankruptcy Code (which Claims are subject to the June 19, 2019 deadline as established by the Bar Date Order), or (e) Administrative Claims arising under chapter 123 of title 28 of the United States Code.

1.17 “Administrative Claim Request Form” means the form to be included in the Plan Supplement for submitting Administrative Claim requests.

1.18 “Administrative Claims Protocol” has the meaning set forth in Section 5.11(b) of the Plan.

1.19 “Affiliates” has the meaning set forth in section 101(2) of the Bankruptcy Code.

1.20 “Allowed” means (a) any Claim against the Debtors that has been listed by the Debtors in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009 (and upon prior notice to the Creditors’ Committee or the Oversight Committee, as applicable) as liquidated in amount and not disputed or contingent and for which no contrary proof of Claim has been filed, (b) any Claim included in a timely filed proof of Claim, as to which no objection to allowance has been, or subsequently is, interposed in accordance with this Plan or prior to the expiration of such oth er applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such Final Order is in favor of the respective Holder, (c) any Claim expressly allowed by the Plan, or (d) any Claim expressly allowed by a Final Order.

1.21 “Arsynco” means Arsynco, Inc.

1.22 “Arsynco Carlstadt Property” means that certain real property owned by Arsynco and located at the Foot of 13th Street, Carlstadt, New Jersey 07072, which real property was formerly operated by Arsynco as a chemicals manufacturing plant until the site was closed in 1993.

1.23 “Arsynco Net Distributable Assets” means, with respect to Arsynco, and as allocated pursuant to the Distribution Calculation, all of the Cash held by Arsynco on each Distribution Date, including but not limited to the net Cash proceeds and other assets (including collateralized letters of credit) realized from any sale with respect to the Arsynco Carlstadt Property, and any other Cash in the bank accounts of Arsynco as shall be increased by any Litigation and Other Recoveries allocable to Arsynco.

1.24 “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time and in effect during the pendency of these Chapter 11 Cases.

1.25 “Bankruptcy Court” means the United States Bankruptcy Court for the District of New Jersey having jurisdiction over the Chapter 11 Cases (or, in the event such court does not have or ceases to exercise jurisdiction over the Chapter 11 Cases, such other court or adjunct thereof that exercises jurisdiction over the Chapter 11 Cases).

1.26 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the Unit ed States Code, as amended from time to time, as applicable to the Chapter 11 Cases, and any local rules of the Bankruptcy Court.

1.27 “Bar Date” means the deadlines set by the Bankruptcy Court pursuant to the Bar Date Order or other Final Order for filing proofs of Claim in the Chapter 11 Cases.

1.28 “Bar Date Order” means the order by the Bankruptcy Court, dated May 9, 2019 entered at Docket No. 509 in the Chapter 11 Cases, which established the Bar Date, and any subsequent order supplementing such order or relating thereto.

1.29 “Business Day” means any day, excluding Saturdays, Sundays, and “legal holidays” (as defined in Bankruptcy Rule 9006(a)).

1.30 “Cash” means legal tender of the United States of America.

1.31 “Causes of Action” means any action, claim, cause of action, controversy, including but not limited to those identified in the Plan Supplement, third-party claim, demand, right, action, Lien, indemnity, contribution, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law, or in equity or pursuant to any other theory of law. For the avoidance of doubt, a “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code (including but not limited to any Claim to avoid a transfer of property or an obligation incurred by any of the Debtors, including pursuant to sections 502(d), 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code, or under similar or related state or federal statutes, common law and foreign law fraudulent transfer or similar claims); and (d) any claim or defense including fraud, mistake, duress, and usury, and any other defense set forth in section 558 of the Bankruptcy Code. For the avoidance of doubt, Causes of Action shall not include (a) any Causes of Action pursuant to chapter 5 of the Bankruptcy Code transferred to the Chemical Plus Buyer pursuant to the Chemical Plus Purchase Agreement or (b) any Causes of Action released under this Plan.

1.32 “Carve Out Account” means an account held and maintained by Lowenstein Sandler LLP and established and funded, in connection with the closing of the Pharma Sale and Chemical Plus Sale and pursuant to paragraph 39 of the Final DIP Order, for the purpose of, inter alia, paying Allowed Professional Claims of Professionals retained by the Debtors and the Creditors’ Committee.

1.33 “Certificate” means any instrument evidencing a Claim or an Interest.

1.34 “Chapter 11 Cases” means the chapter 11 cases of the Debtors pending in the Bankruptcy Court and being jointly administered under Case No. 19-13448.

1.35 “Chemical Plus Purchase Agreement” means that certain Amended and Restated Asset Purchase Agreement, dated as of April 14, 2019 attached as Exhibit 1 to the Chemical Plus Sale Order (together with the schedules and/or exhibits thereto and all related documents, and as may be amended, supplemented or otherwise modified from time to time in accordance with paragraph 40 of the Chemical Plus Sale Order) by and among Aceto, Aceto Agri and Aceto Realty LLC and Aceto Holdings, L.P. (f/k/a NMC Atlas, L.P., and together with its subsidiaries and permitted assignees under the Purchase Agreement, the “Chemical Plus Buyer”).

1.36 “Chemical Plus Sale” means the sale of substantially all of the Chemical Plus Business (as defined in the Chemical Plus Sale Motion) as authorized pursuant to the Chemical Plus Sale Order and which sale closed on April 29, 2019.

1.37 “Chemical Plus Sale Adjustment Escrow Released Amount” means an amount of Cash of up to $10,000,000 to be released to Aceto from the Adjustment Escrow (as defined in the Chemical Plus Purchase Agreement) by Escrow Agent (as defined in the Chemical Plus Purchase Agreement) pursuant to and in accordance with section 2.4 of the Chemical Plus Purchase Agreement.

1.38 “Chemical Plus Sale Motion” means the Debtors’ Motion for Orders (I) (A) Authorizing and Approving Bidding Procedures in Connection with the Sale of Substantially all Assets Comprising the Debtors’ Pharma Business; (B) Authorizing and Approving Bid Protections; (C) Approving Procedures for the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; (D) Scheduling a Sale Hearing; (E) Approving the Form and Manner of Notice Thereof; and (F) Granting Related Relief; and (II) (A) Authorizing and Approving the Sale of Substantially All Assets Comprising the Debtors Pharma Business Free and Clear of All Claims, Liens, Rights, Interests, and Encumbrances, (B) Authorizing and Approving the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases Related Thereto, and (C) Granting Related Relief filed by the Debtors in the Chapter 11 Cases at Docket No. 109.

1.39 “Chemical Plus Sale Order” means the Order (A) Authorizing and Approving the Sale of Substantially All Assets Comprising the Debtors’ Pharma Business Free and Clear of All Claims, Liens, Rights, Interests, and Encumbrances, (B) Authorizing and Approving the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases Related Thereto, and (C) Granting Related Relief entered by the Court on April 10, 2019 in the Chapter 11 Cases at Docket No. 372 granting the Pharma Sale Motion

1.40 “Claim” means a “claim” against the Debtors, as defined in section 101(5) of the Bankruptcy Code.

1.41 “Claims and Solicitation Agent” means Prime Clerk LLC, or any successor thereto.

1.42 “Claims Objection Deadline” means the later of (a) (i) as to Rejection Damages Claims, the first Business Day that is at least 180 days after such Rejection Damages Claim is timely filed pursuant to Section 6.01(b) of the Plan; (ii) as to late-filed proofs of Claim, the first Business Day that is at least 60 days after a Final Order is entered deeming the late - filed Claim timely filed; and (iii) as to all other Claims the first Business Day that is at least 180 days after the Effective Date; or (b) such later date as may be established by the Bankruptcy Court by motion of the Plan Administrator, which deadline shall be automatically extended upon the filing of such a motion until such time as the Bankruptcy Court enters an order on such motion. The requirements of D.N.J. LBR 3007-1(b) are waived.

1.43 “Class” means a category of Claims or Interests classified together under this Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.44 “Confirmation” means the entry, within the meaning of Bankruptcy Rules 5003 and 9012, of the Confirmation Order, on the docket of the Chapter 11 Cases.

1.45 “Confirmation Date” means the date on which Confirmation occurs.

1.46 “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.47 “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan under section 1129 of the Bankruptcy Code which shall be in form and substance acceptable to the Debtors (and with respect to any changes to the Confirmation Order so-ordered or otherwise required by the Bankruptcy Court, reasonably acceptable to the Debtors) and reasonably acceptable to the Creditors’ Committee (such acceptance not to be unreasonably withheld).

1.48 “Creditors’ Committee” means the official committee of unsecured creditors appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102(a)(1) of the Bankruptcy Code, as may be constituted from time to time.

1.49 “Cure Amount” means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary to (i) cure a monetary default by the Debtors in accordance with the terms of an Executory Contract or Unexpired Lease of the Debtors and (ii) permit the Debtors to assume such Executory Contract or Unexpired Lease under section 365(a) of the Bankruptcy Code.

1.50 “Cure Notice” means the notice of proposed Cure Amount provided to counterparties to assumed Executory Contracts or Unexpired Leases pursuant to Section 6.02(d) of the Plan.

1.51 “Cure Objection Deadline” means the deadline for filing objections to a Cure Notice or proposed Cure Amount, which shall be on or before 14 days after the applicable counterparty was served with a Cure Notice.

1.52 “D&O Insurer” means any insurance company that issued a D&O Policy, including Travelers Casualty & Surety Company of America, Illinois National Insurance Company, Wesco Insurance Company, XL Specialty Insurance Company, State National Insurance Company, RSUI Indemnity Company, and Continental Casualty Company.

1.53 “D&O Policies” means, collectively, all unexpired directors’ and officers’ liability insurance policies (including any tail policy) issued to any of the Debtors covering potential liability of directors, officers and/or employees of the Debtors, including, for the avoidance of doubt, those policies listed on Exhibit A to the Plan.

1.54 “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Section 9.04 of the Plan.

1.55 “Debtors” mean, collectively, Aceto, Aceto Agri, Aceto Realty, Acci Realty, Arsynco, Rising, Rising Health, PACK, and Acetris.

1.56 “Disallowed” means, with respect to any Claim, or any portion thereof, that such Claim, or such portion thereof, is not Allowed.

1.57 “Disclosure Statement” means the disclosure statement for this Plan, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto, which is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law, which shall be in form and substance acceptable to the Debtors (in consultation with the Creditors’ Committee).

1.58 “Disclosure Statement Order” means the Final Order entered by the Bankruptcy Court approving the Disclosure Statement, which shall be in form and substance acceptable to the Debtors (in consultation with the Creditors’ Committee).

1.59 “Disputed” means any Claim, or any portion thereof, that is not yet Allowed or Disallowed.

1.60 “Dissolution Date” means the date that the Liquidating Debtors, or any of them, dissolve.

1.61 “Distribution Agent” means the Plan Administrator; provided, however, that the Debtors, or the Plan Administrator, as applicable, may, in its discretion, retain a third party to act as Distribution Agent.

1.62 “Distribution Calculation” means the allocation to the relevant Debtors’ Estates of certain assets (including but not limited to remaining proceeds from the Sales and other Cash available to the Debtors’ Estates (including any net Litigation and Other Recoveries)) and certain liabilities and obligations (including Administrative Claims, Priority Claims and the Wind-Down Budget), as set forth for illustrative purposes in the Plan Supplement; provided that a preliminary version of the Distribution Calculation (which version shall be subject to material revision and modification in all respects) will be filed by the Debtors prior to the hearing on the Disclosure Statement and annexed as an exhibit to the solicitation version of the Disclosure Statement in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors’ Committee (such acceptance not to be unreasonably withheld).

1.63 “Distribution Date” means each of the Initial Distribution Date and Periodic Distribution Date(s), as applicable.

1.64 “Distribution Record Date” means the record date for purposes of making distributions under the Plan, which date shall be the Confirmation Date; provided, however, that the Distribution Record Date shall be the Effective Date (or as soon as reasonably practicable thereafter in accordance with the customary procedures of The Depository Trust Company, as applicable) with respect to (i) Noteholders that hold Notes and whose distributions will be effectuated through the Notes Indenture Trustee and The Depository Trust Company; and (ii) other publicly held securities (including distributions, if any, on account of Interests in Aceto).

1.65 “DPO Claim” means the DPO Claims (as defined in the Mutual Release Agreement) held by certain of the Released Sellers (as defined in the Mutual Release Agreement), which DPO Claims are Allowed as General Unsecured Claims in an aggregate amount equal to and not more than $30,000,000 (subject to the other distribution limitations set forth in the Mutual Release Agreement) and which Allowed Claims shall be classified in and receive recoveries from Class 3A (General Unsecured Claims Against the Aceto Chemical Plus Debtors) and Class 3B (General Unsecured Claims Against the Rising Pharma Debtors), subject to and in accordance with Sections 3.02 and 8.12.

1.66 “Effective Date” means the first Business Day on which (i) all conditions precedent to the effectiveness of this Plan set forth in Section 10.01 of the Plan have been satisfied or waived in accordance with the terms of this Plan and (ii) no stay of the Confirmation Order is in effect.

1.67 “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

1.68 “Estates” means the bankruptcy estates of each of the Debtors created under section 541 of the Bankruptcy Code.

1.69 “Excess Reserve” means the reserve of Cash that may be funded on and after the Effective Date as set forth in Section 5.11(e) hereof from excess funds available in the Administrative and Priority Claims Reserve, Professional Claims Reserve and/or the GUC Claims Reserve(s).

1.70 “Exculpated Parties” means, collectively, each of the following in their respective capacities as such: (a) the Debtors; (b) the Liquidating Debtors; (c) the Debtors’ current officers, directors, and managers (or any of the Debtors’ officers, directors and managers that served as such during or immediately prior to the Chapter 11 Cases); (d) the Creditors’ Committee and each of its current and former members, but solely in their capacities as such; and (e) with respect to each of the foregoing entities in clauses (a) through (d), such Entity’s and its current and former Affiliates’ subsidiaries, divisions, managed accounts or funds, and each of their respective current and former equity holders, fund advisors, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such; provided that Holders of Interests in Aceto shall not be Exculpated Parties solely on account of such Interests, provided, further, that for the avoidance of doubt, any party against whom the Debtors or the Plan Administrator, as the case may be, have filed a Cause of Action before, on, or after the Effective Date shall not be exculpated with respect to such Cause of Action to the extent such Cause of Action asserts claims based upon events or actions that occurred prior to the Petition Date.

1.71 “Executory Contract” means any contract to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.72 “Federal Judgment Rate” means the federal judgment rate (which is based on based on the average prices for U.S. Government Securities - Treasury Constant Maturities -1- Year) of 2.55% as in effect on the Petition Date, compounded annually.

1.73 “Final DIP Order” means the Final Order (I) Authorizing Debtor in Petition Financing Pursuant to 11 U.S.C. §§ 105(a), 362 and 364(c) and (d); (II) Authorizing the Use of Cash Collateral Pursuant to 11 U.S.C. § 363; (III) Granting Adequate Protection

Pursuant to 11 U.S.C. § 361 and 363; (IV) Granting Liens and Superpriority Administrative Claims Pursuant to 11 U.S.C. § 364; (V) Modifying the Automatic Stay; and (VI) Granting Related Relief entered by the Bankruptcy Court on March 15, 2019 at Docket No. 141.

1.74 “Final Decree” means a final decree entered by the Bankruptcy Court closing the Chapter 11 Cases pursuant to Bankruptcy Rule 3022.

1.75 “Final Order” means an order, the operation or effect of which has not been stayed, reversed, or amended and as to which order the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing by all Entities possessing such right, or, in the event that an appeal, writ of certio rari, or reargument or rehearing thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or from which reargument or rehearing was sought or certiorari has been denied, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Rules may be filed with respect to such order shall not cause such order not to be a Final Order.

1.76 “General Unsecured Claim” means any Claim that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, Other Secured Claim, Subordinated Claim, or Intercompany Claim. Without limiting the foregoing, General Unsecured Claims include (a) Rejection Damages Claims, (b) Reclamation Claims (if any) that are not Allowed Section 503(b)(9) Claims, (c) Notes Claims, and (d) the DPO Claim.

1.77 “Governmental Bar Date” means August 19, 2019 at 5:00 p.m. (Prevailing Eastern Time).

1.78 “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

1.79 “GUC Claims Reserve” means one or more reserves of Cash funded by the Distribution Agent on each Distribution Date in an amount equal to the GUC Claims Reserve Amount and maintained by the Distribution Agent, in each case, for the benefit of (i) Holders of Disputed General Unsecured Claims that subsequently become Allowed General Unsecured Claims, or (ii) the DPO Claim, to the extent distributions of greater than 65% are being made or proposed to be made to any Holders of Allowed General Unsecured Claims (other than the DPO Claim) in Classes 3A, 3B, 3C, or 3D prior to the satisfaction of the Other Creditors’ Threshold (as defined in Section 8.12 below); provided that the Distribution Agent may, in its discretion (after consultation with the Creditors’ Committee or Oversight Committee (to the extent not disbanded pursuant to Section 5.14), as applicable), establish separate GUC Claims Reserves or sub-accounts within such reserves with respect to Holders of Disputed General Unsecured Claims in each of Classes 3A, 3B, 3C and 3D and/or the DPO Claim which Claim is Allowed in Classes 3A and 3B.

1.80 “GUC Claims Reserve Amount” means, as applicable, Cash equal to the aggregate Pro Rata Share that would be distributable to (A) Holders of Disputed General Unsecured Claims in accordance with Section 3.02 (i) if such Claims were Allowed Claims on the Effective Date in the full amount asserted (or in an amount as otherwise stipulated or agreed to between the Debtors or Liquidating Debtors (as applicable) and any Holder(s) of such Claim(s) (and any such stipulation or agreement shall be subject to the reasonable consent of the Creditors’ Committee or the Oversight Committee (as applicable and to the extent not disbanded), as the case may be, such consent not to be unreasonably withheld)), or (ii) if any such Claim has been estimated or otherwise Provisionally Allowed by the Bankruptcy Court, in such estimated or Provisionally Allowed amount, whichever is less; or (B) the DPO Claim if and to the extent that the Other Creditors’ Threshold (as defined in Section 8.12 below) is ultimately satisfied, in each case as reasonably estimated by the Debtors or the Plan Administrator and which estimate shall be reasonably satisfactory to the Creditors’ Committee or Oversight Committee, as applicable.

1.81 “Holdback Amount” means the sum of the aggregate amounts withheld by the Debtors as of the Effective Date as a holdback on payment of Professional Claims pursuant to the Interim Compensation Order.

1.82 “Holder” means a holder of a Claim against or Interest in the Debtors.

1.83 “Impaired” means “impaired”, as defined in section 1124 of the Bankruptcy Code.

1.84 “Indemnification Obligations” means obligations of the Debtors, if any, to indemnify, reimburse, advance, or contribute to the losses, liabilities, or expenses of an Indemnitee pursuant to the Debtors’ certificates of incorporation or functional equivalent s thereof, as applicable, bylaws or functional equivalents thereof, as applicable, policies of providing employee indemnification, applicable law, or specific agreements in respect of any claims, demands, suits, causes of action, or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for, or on behalf of the Debtors.

1.85 “Indemnified Parties” shall have the meaning ascribed to such term in Section 5.09(e) of the Plan.

1.86 “Indemnitee” means all directors, officers, or employees of the Debtors who are entitled to assert Indemnification Obligations.

1.87 “Initial Distribution Date” means the date on which the Distribution Agent makes an initial distribution to Holders of Allowed Claims, which date shall occur as soon as reasonably practicable but in no event later than thirty-five (35) calendar days after the Effective Date.

1.88 “Insurance Contract” means all insurance policies that have been issued at any time to or provide coverage to any of the Debtors, and all agreements, documents or instruments relating thereto, including, without limitation, D&O Policies and any other insurance policies issued at any time providing directors and officers coverage to the Debtors.

1.89 “Insurer” means any company or other entity that issued an Insurance Contract, any third party administrator, and any respective predecessors and/or affiliates thereof, including, without limitation, the D&O Insurers.

1.90 “Intercompany Claim” means a Claim held by a Debtor against another Debtor.

1.91 “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in a Debtor or direct or indirect subsidiary of a Debtor, including all shares, common stock or units, preferred stock or units, or other instrument evidencing any fixed or contingent ownership interest in any Debtor or any direct or indirect subsidiary of a Debtor, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor or direct or indirect subsidiary of a Debtor, whether or not transferable and whether fully vested or vesting in the future, that existed immediately before the Effective Date.

1.92 “Interim Compensation Order” means the Administrative Fee Order Establishing Certain Procedures for Allowance and Payment of Interim Compensation and Reimbursement of Expenses of Professionals Retained by Order of this Court and Reimbursement of Expenses by Committee Members entered by the Bankruptcy Court on March 22, 2019 at Docket No. 205 in the Chapter 11 Cases, as the same may be modified by a Bankruptcy Court order approving the retention of a specific Professional or otherwise.

1.93 “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.94 “Liquidating Debtors” means the Debtors, or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

1.95 “Litigation and Other Recoveries” mean net recoveries from any Causes of Action or other asset disposition(s) and/or receipt(s) of additional Cash at any Estates, as may be allocated pursuant to the Distribution Calculation.

1.96 “Mutual Release Agreement” means that certain Amended and Restated Mutual Release of Claims agreement dated as of March 31, 2019 by and among the Debtors and the Released Sellers (as defined in the Mutual Release Agreement), which agreement is annexed as Exhibit 1 to the Mutual Release Approval Order.

1.97 “Mutual Release Approval Order” means the Order (I) Approving Mutual Release of Claims by and Between the Releasing Debtors and the Stalking Horse Bidder Released Parties Pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure and in Furtherance of the Section 363 Sale of the Debtors’ Pharma Business; and (II) Granting Related Relief entered by the Bankruptcy Court on April 10, 2019 in the Chapter 11 Cases at Docket No. 373.

1.98 “Noteholders” means the Holders of Notes Claims.

1.99 “Notes” mean the unsecured 2.00% Convertible Senior Notes due November 2020 and issued by Aceto.

1.100 “Notes Claim” means any and all Claims of a Holder of Notes arising under, derived from or based upon the Notes or the Notes Indenture, including principal (in the amount of $143,750,000), plus accrued but unpaid interest as of the Petition Date in the amount of $862,500, plus reasonable costs and fees due and owing through the Petition Date, which Claims shall be Allowed as General Unsecured Claims and which Allowed Notes Claims shall be classified and receive recoveries in Class 3A (General Unsecured Claims Against the Aceto Chemical Plus Debtors).

1.101 “Notes Indenture” means that certain Indenture, dated as of November 16, 2015, among Aceto and Wilmington Trust, National Association, as successor indenture trustee, as may be amended from time to time.

1.102 “Notes Indenture Trustee” means Wilmington Trust, National Association, in its capacity as the successor indenture trustee for the Notes under the Notes Indenture.

1.103 “OC Indemnified Parties” has the meaning ascribed to such term in Section 5.14 of the Plan.

1.104 “Other Priority Claim” means any Claim, other than an Administrative Claim or Priority Tax Claim, entitled to priority of payment as set forth in section 507(a) of the Bankruptcy Code.

1.105 “Other Secured Claim” means a Claim, to the extent it is unpaid as of the Effective Date and (i) secured by a Lien on property of a Debtor’s Estate, which Lien is valid, perfected and enforceable pursuant to applicable law or by a Final Order, to the extent of the value of the applicable creditor’s interest in such Estate’s interest such property, or (ii) secured by the amount of any rights of setoff of the Holder thereof under section 553 of the Bankruptcy Code, in each case, as determined pursuant to section 506(a) of the Bankruptcy Code.

1.106 “Oversight Committee” has the meaning ascribed to such term in Section 5.14 of the Plan.

1.107 “PACK” means KAVACK Pharmaceuticals LLC (f/k/a PACK Pharmaceuticals, LLC).

1.108 “Periodic Distribution Date” means, as applicable, (a) the first Business Day occurring 90 days after the Initial Distribution Date, (b) subsequently, the first Business Day occurring 90 days after the immediately preceding Periodic Distribution Date, (c) with respect to excess Cash in the Professional Claims Reserve, not later than the first Business Day occurring 30 days after adjudication of all final fee applications in respect of Professional Claims and (d) with respect to excess Cash in the Administrative and Priority Claims Reserve, not later than the first Business Day occurring 20 days after the payment of all Allowed Administrative and Priority Claims.

1.109 “Petition Date” means February 19, 2019, the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

1.110 “Pharma Purchase Agreement” means that certain Amended and Restated Asset Purchase Agreement, dated as of March 31, 2019 attached as Exhibit 1 to the Pharma Sale Order (together with the schedules and/or exhibits thereto and all related documents, and as may be amended, supplemented or otherwise modified from time to time in accordance with paragraph 45 of the Pharma Sale Order) by and among Rising, PACK, Rising Health, and Acetris, as Sellers, Aceto, as Parent, and Shore Suven Pharma, Inc. and/or its permitted designees (each, the “Pharma Buyer”).

1.111 “Pharma Sale” means the sale of substantially all of the Rising Pharma Debtors’ Pharma Business (as defined in the Pharma Sale Motion) as authorized pursuant to the Pharma Sale Order and which sale closed on April 19, 2019.

1.112 “Pharma Sale Motion” means the Debtors’ Motion for Orders (I) (A) Authorizing and Approving Bidding Procedures in Connection with the Sale of Substantially all Assets Comprising the Debtors’ Pharma Business; (B) Authorizing and Approving Bid Protections; (C) Approving Procedures for the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; (D) Scheduling a Sale Hearing; (E) Approving the Form and Manner of Notice Thereof; and (F) Granting Related Relief; and (II) (A) Authorizing and Approving the Sale of Substantially All Assets Comprising the Debtors Pharma Business Free and Clear of All Claims, Liens, Rights, Interests, and Encumbrances, (B) Authorizing and Approving the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases Related Thereto, and (C) Granting Related Relief filed by the Debtors in the Chapter 11 Cases at Docket No. 109.

1.113 “Pharma Sale Order” means the Order (A) Authorizing and Approving the Sale of Substantially All Assets Comprising the Debtors’ Pharma Business Free and Clear of All Claims, Liens, Rights, Interests, and Encumbrances, (B) Authorizing and Approving the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases Related Thereto, and (C) Granting Related Relief entered by the Bankruptcy Court on April 10, 2019 in the Chapter 11 Cases at Docket No. 372 granting the Pharma Sale Motion.

1.114 “Plan” means this joint plan of liquidation for the Debtors, including all appendices, exhibits, schedules, and supplements hereto, as it may be altered, amended, supplemented, or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the terms hereof, which shall be in form and substance acceptable to the Debtors (in consultation with the Creditors’ Committee); provided that any amendments or modifications to the Plan (to the extent the Creditors’ Committee has agreed in writing to support the Plan) shall be subject to the reasonable consent of the Creditors’ Committee (such consent not to be unreasonably withheld).

1.115 “Plan Administrator” means the Entity acceptable to the Debtors, in consultation with the Creditors’ Committee, and identified in the Plan Supplement and approved by the Bankruptcy Court pursuant to the Confirmation Order to administer the Plan in accordance with the terms of the Plan and the Plan Administrator Agreement and to take such other actions as may be authorized under the Plan Administrator Agreement, and any successor thereto.

1.116 “Plan Administrator Agreement” means the agreement by and among the Debtors, the Liquidating Debtors and the Plan Administrator, in form and substance reasonably acceptable to the Creditors’ Committee, which acceptance shall not be unreasonably withheld, specifying the rights, duties and responsibilities of the Plan Administrator under the Plan and providing that the Plan Administrator may retain Plan Administrator Professionals. The Plan Administrator Agreement shall be consistent with the Plan (to the extent applicable) and filed with the Plan Supplement.

1.117 “Plan Administrator Professionals” means the agents, financial advisors, attorneys, consultants, independent contractors, representatives and other professionals of the Plan Administrator and the Liquidating Debtors, in their capacities as such.

1.118 “Plan Settlement” has the meaning set forth in Section 5.04 of the Plan.

1.119 “Plan Supplement” means the supplement or supplements to the Plan containing certain documents relevant to the implementation of the Plan, to be filed with the Bankruptcy Court on or before the Plan Supplement Filing Date, as may be amended from time to time, which Plan Supplement shall include: (a) an updated version of the Distribution Calculation, (b) Executory Contracts assumed pursuant to the Plan, (c) an updated version of the Wind-Down Budget, (d) a listing of certain Causes of Action, (e) Administrative Claim Request Form, and (f) the Plan Administrator Agreement, in each case, which shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors’ Committee (whose acceptance shall not be unreasonably withheld).

1.120 “Plan Supplement Filing Date” means the date or dates on which the Plan Supplement shall be filed with the Bankruptcy Court. The Plan Supplement Filing Date shall be at least seven (7) days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court.

1.121 “Plan Termination Date” shall have the meaning ascribed to such term in Section 5.10(c) of the Plan.

1.122 “Post-Effective Date Aceto” means, in the event that the Aceto Common Stock Non-Cancellation Election Notice is filed by the Debtors on or before seven (7) calendar days prior to the Confirmation Hearing, Aceto, or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

1.123 “Priority Tax Claim” means any Claim of a Governmental Unit entitled to priority of payment under section 507(a)(8) of the Bankruptcy Code.

1.124 “Pro Rata Share” means the proportion that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, or the proportion that Allowed Claims or Allowed Interests in a particular Class bear to the aggregate amount of Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claims or Allowed Interests under the Plan.

1.125 “Professional” means any Entity retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code, including any Entity retained pursuant to an order of the Bankruptcy Court authorizing the retention of “ordinary-course professionals”.

1.126 “Professional Claim” means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges and disbursements incurred relating to services rendered or expenses incurred after the Petition Date and prior to and including the Effective Date.

1.127 “Professional Claim Estimate” means the sum of (a) the Holdback Amount, (b) the billed but unpaid fees and expenses of Professionals as of the Effective Date, and (c) the unbilled fees and expenses of Professionals reasonably estimated pursuant to Section 2.02(b) of the Plan attributable to fees and expenses to be incurred through the Effective Date; provided, however, that if a Professional does not provide an estimate pursuant to Section 2.02(b) of the Plan, the Debtors may estimate (subject to the reasonable consent of the Creditors’ Committee, such consent not to be unreasonably withheld) the unbilled fees and expenses of such Professional incurred as of the Effective Date, and the sum of clauses (a), (b), and (c) above and the total amount so estimated shall comprise the Professional Claim Estimate.

1.128 “Professional Claims Reserve” means the account to be established on the Effective Date and maintained by Lowenstein Sandler LLP into which Cash equal to the Professional Claim Estimate shall be deposited by the Debtors on the Effective Date to fund Allowed Professional Claims of Professionals employed by the Debtors and the Creditors’ Committee, provided that any Cash remaining in the Carve Out Account as of the Effective Date shall be funded into the Professionals Claims Reserve on the Effective Date and thereby reduce the amount of Cash required to be funded into the Professional Claims Reserve by the Debtors.

1.129 “Provisionally Allowed” means a Disputed Claim or Interest (a) that has been deemed temporarily allowed for voting purposes pursuant to Bankruptcy Rule 3018, or (b) the maximum amount of which has been estimated pursuant to Bankruptcy Code section 502(c) and the procedures set forth in Section 7.05 of the Plan; provided, however, that, if a Claim or Interest has been subject to multiple such estimation or temporary allowance proceedings, the Provisionally Allowed amount shall refer to the lowest amount established in any such proceedings, unless the Bankruptcy Court orders otherwise.

1.130 “Reclamation Claim” means any Claim for the reclamation of goods delivered to the Debtors and asserted under section 546(c) of the Bankruptcy Code.

1.131 “Rejection Damages Claim” means any Claim on account of the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code.

1.132 “Released Parties” means, collectively, each of the following solely in their respective capacities as such: (a) the Debtors’ current officers, directors, and managers (or any of the Debtors’ officers, directors and managers that served as such during or immediately prior to the Chapter 11 Cases); (b) the Debtors’ Professionals; (c) the Creditors’ Committee’s Professionals; (d) current and former members of the Creditors’ Committee, but solely in their capacities as such and not in any other capacity; (e) the Notes Indenture Trustee; and (f) with respect to each of the foregoing entities in clauses (a) through (e), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, participants, successors, assigns, Affiliates, subsidiaries, divisions, managed accounts or funds, and each of their respective current and former equity holders, officers, directors, managers, principals, shareholders, members, managing members, management companies, fund advisors, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case solely in their capacity as such. For the avoidance of doubt, and notwithstanding anything herein to the contrary, in no event shall holders of Interests in Aceto be considered “Released Parties” on account of such Interests.

1.133 “Releasing Parties” means, collectively, each of the following in their respective capacities as such: (a) the Released Parties identified in subsections (a)–(d) of the definition of “Released Parties”; (b) all Holders of Claims that vote to accept the Plan; (c) all Holders of Claims entitled to vote on the Plan who abstain from voting on the Plan and abstain from electing on their ballot to opt-out of the Third Party Release; (d) all Holders of Claims that vote to reject the Plan but do not elect on their ballot to opt-out of the Third Party Release; and (e) with respect to each of the foregoing entities in clauses (a) through (d), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, participants, successors, assigns, Affiliates, managed accounts or funds, and each of their respective current and former equity holders, officers, directors, managers, principals, shareholders, members, managing members, management companies, fund advisors, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such; provided, however, that holders of Interests in Aceto shall not be considered “Releasing Parties” solely on account of such Interests.

1.134 “Reserved Claims” has the meaning set forth in Section 5.11(b) of the Plan.

1.135 “Rising” means Kavod Pharmaceuticals LLC (f/k/a Rising Pharmaceuticals, LLC, f/k/a Rising Pharmaceuticals, Inc.).

1.136 “Rising Health” means Kavod Health LLC (f/k/a Rising Health, LLC).

1.137 “Rising Pharma Debtors” mean Rising, Rising Health, Acetris, and PACK.

1.138 “Rising Net Distributable Assets” means, with respect to the Rising Pharma Debtors, and as allocated pursuant to the Distribution Calculation, all of the Cash held by the Rising Pharma Debtors’ Estates on each Distribution Date, including but not limited to the net Cash proceeds from the Pharma Sale, and any other Cash in the bank accounts of the

Rising Pharma Debtors, and as may be increased by the Settlement Distribution Subsidy and any Litigation and Other Recoveries allocable to the Rising Pharma Debtors; provided, however, that the Rising Net Distributable Assets shall be reduced by the amounts used to fund (as allocated pursuant to the Distribution Calculation) the Professional Claims Reserve, the Administrative and Priority Claims Reserve, and the Wind-Down Reserve; provided further, that any Excess Amounts included in or attributable to the Settlement Distribution Subsidy shall ultimately not be Rising Net Distributable Assets.

1.139 “Sale Motions” mean the Pharma Sale Motion and the Chemical Plus Sale Motion.

1.140 “Sale Orders” mean the Chemical Plus Sale Order and the Pharma Sale Order.

1.141 “Sales” mean the Chemical Plus Sale and the Pharma Sale.

1.142 “Schedule of Assumed Executory Contracts” means the schedule of certain Executory Contracts to be assumed by the Debtors pursuant to the Plan, along with the proposed Cure Amount, if any, with respect to each such Executory Contract, in the form filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time in consultation with the Creditors’ Committee.

1.143 “Scheduled” means, with respect to any Claim, the status, priority, and amount, if any, of such Claim as set forth in the Schedules.

1.144 “Schedules” means the schedules of assets and liabilities, statements of financial affairs, lists of Holders of Claims and Interests and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court to the extent such filing is not waived pursuant to an order of the Bankruptcy Court.

1.145 “Section 503(b)(9) Claim” means any Claim asserted under section 503(b)(9) of the Bankruptcy Code equal to the value of any goods received by the Debtors within 20 days before the Petition Date in which the goods have been sold to the Debtors in the Debtors’ ordinary course of business.

1.146 “Section 510(b) Claim” means any Claim arising from rescission of a purchase or sale of an equity security of the Debtors or an Affiliate of the Debtors, for damages arising from the purchase or sale of such an equity security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

1.147 “Section 510(c) Claim” means any Claim subordinated under section 510(c) of the Bankruptcy Code.

1.148 “Securities Claims” means any claims and Causes of Action arising from the Securities Litigation.

1.149 “Securities Litigation” means the litigation filed in the United States District Court for the Eastern District of New York and captioned as In re Aceto Corporation Securities Litigation, No. 2:18-cv-02425.

1.150 “Servicers” means any indenture trustee, agent, servicer, or other authorized representative of Holders of Claims or Interests recognized by the Debtors, including without limitation, the Notes Indenture Trustee with respect to the Notes Claims.

1.151 “Settlement Distribution Subsidy” means a cash contribution of up to $10 million to be funded (or otherwise reserved) from the Aceto Chemical Plus Debtors to the Rising Pharma Debtors to increase the Rising Net Distributable Assets; provided that if, when added together with any Allowed Class 4B Subordinated Claims against the Rising Pharma Debtors, the amount of the fully resolved, liquidated and Allowed Class 3B General Unsecured Claims against the Rising Pharma Debtors (other than the DPO Claim) is less than the Rising Net Distributable Assets, then the excess (the “Excess Amounts”) shall be returned to the Aceto Chemical Plus Debtors’ Estates and increase the available Aceto Net Distributable Assets.

1.152 “Specified Individuals” means each of the former directors, officers, and/or managers of the Debtors prior to the Petition Date that did not serve in such capacity immediately prior to and after the Petition Date.

1.153 “Stipulated Administrative Expense Settlement Claims” means Allowed Administrative Claims, held by (i) the Notes Indenture Trustee, pursuant to 11 U.S.C. §§ 503(b)(3)(D), 503(b)(4), 1123(a)(5)(F) and (G), or any other applicable provision of the Bankruptcy Code, on account of the reasonable and documented fees and expenses of the Notes Indenture Trustee, to the extent required under the Notes Indenture, including the reasonable and documented fees and expenses of counsel to the Notes Indenture Trustee, as stipulated by and among the Debtors, the Creditors’ Committee, and the Notes Indenture Trustee in connection with and as a component of the Plan Settlement; and (ii) other members of the Creditors' Committee aside from the Notes Indenture Trustee (the “Other UCC Members”), pursuant to 11 U.S.C. §§ 503(b)(3)(D), 503(b)(4), 1123(a)(5)(F) and (G), or any other applicable provision of the Bankruptcy Code, on account of the reasonable and documented fees and expenses of the Other UCC Members, including the reasonable and documented fees and expenses of counsel to the Other UCC Members in an aggregate amount not to exceed $80,000 solely in connection with advice provided by such counsel related to such Other UCC Members’ role on the Creditors’ Committee, as stipulated by and among the Debtors, the Creditors’ Committee, and the Notes Indenture Trustee in connection with and as a component of the Plan Settlement.

1.154 “Subordinated Claim” means any (i) Claim that is subject to subordination under section 510 of the Bankruptcy Code (including a Section 510(b) Claim and Section 510(c) Claim), or (ii) Claim for a fine, penalty, forfeiture, multiple, exemplary or punitive damages, or otherwise not predicated upon compensatory damages, and that would be subordinated in a chapter 7 case pursuant to section 726(a)(4) of the Bankruptcy Code or otherwise.

1.155 “Tax Information” means any information relating to the tax obligations of the Debtors or the Liquidating Debtors as determined to be needed by the Debtors or the Plan Administrator or Distribution Agent, as applicable, including, without limitation, a Form W-8, a Form W-9, and information or certifications from brokers for Holders of Interests in Aceto holding in street name regarding the identity of such Holders and the number of Interests held by such Holders as of the Confirmation Date.

1.156 “Third Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Section 9.05 of the Plan.

1.157 “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated and/or cashed such check; (b) given notice to the Liquidating Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’, the Liquidating Debtors’ or the Plan Administrator’s (or the Plan Administrator’s designee’s), as applicable, request for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

1.158 “Unexpired Lease” means a lease of nonresidential real property to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.159 “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

1.160 “Voting Deadline” means the date and time established by order of the Bankruptcy Court as the deadline for ballots to be received by the Claims and Solicitation Agent.

1.161 “Wind-Down Budget” means a budget to be prepared by the Debtors and reasonably acceptable to the Creditors’ Committee, which shall be filed with the Bankruptcy Court as part of the Plan Supplement (provided that a preliminary version of the Wind-Down Budget (which version shall be subject to material revision and modification in all respects) will be filed by the Debtors prior to the hearing on the Disclosure Statement and annexed as an exhibit to the solicitation version of the Disclosure Statement in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors’ Committee (such acceptance not to be unreasonably withheld)), and which may be amended from time to time after entry of the Confirmation Order, subject to the consent of the Plan Administrator and, to the extent not disbanded pursuant to Section 5.14, reasonable consent of the Oversight Committee, which consent shall not be unreasonably withheld, and which shall include line items on a professional by professional basis for the anticipated professionals of the Plan Administrator and Oversight Committee, and which shall reasonably estimate the funds necessary to administer the Plan and wind down the Debtors’ affairs, including the costs of holding and liquidating the Estates’ remaining property, reconciling, objecting to and resolving Claims and Interests, making the distributions required by the Plan, prosecuting Causes of Action, paying taxes, paying premiums and expenses for any Insurance Contracts, filing tax returns, paying professionals’ fees and expenses, paying the fees and expenses of the Plan Administrator and the Oversight

Committee, funding payroll and other employee costs, providing for the purchase of errors and omissions insurance and/or other forms of indemnification for the Plan Administrator, paying any statutory fees required to be paid pursuant to section 1930 of title 28 of the United States Code until each of the Chapter 11 Cases (to the extent not closed on the Effective Date) are closed by entry of the Final Decree, dissolving the Liquidating Debtors and for all such items and other costs of administering the Plan and the Estates (other than the Administrative and Priority Claims Reserve, the GUC Claims Reserve, and the Professional Claims Reserve).

1.162 “Wind-Down Reserve” means the reserve of Cash funded by the Debtors in the amount set forth in the Wind-Down Budget and to be maintained by the Plan Administrator on behalf of the Liquidating Debtors, plus any other amounts transferred to the Wind-Down Reserve from funds available in the Excess Reserve. Upon completion of dissolution of the Liquidating Debtors and final resolution of all pending Claims, Causes of Action, litigation and tax matters with respect to any of the Debtors, any remaining Cash in the Wind-Down Reserve shall be released to the respective Aceto Chemical Plus Debtors’ and/or Rising Pharma Debtors’ Estates for final distributions (subject to the Distribution Calculation).

B. Rules of Interpretation. For purposes of this Plan, unless otherwise provided herein, (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) each pronoun stated in the masculine, feminine, or neuter shall include the masculine, feminine, and neuter; (c) any reference in the Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified, or supplemented; (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) all references in this Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to this Plan; (f) the words “herein,” “hereunder,” “hereto,” and the like refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) to the extent the Disclosure Statement is inconsistent with the terms of this Plan, this Plan shall control; (j) to the extent this Plan is inconsistent with the Confirmation Order, the Confirmation Order shall control; (k) references to “shares,” “shareholders,” “directors,” and/or “officers” shall also include “membership units,” “members,” “managers,” or other functional equivalents, as applicable, as such terms are defined under the applicable state limited liability company or alternative comparable laws, as applicable; and (l) any immaterial effectuating provision may be interpreted by the Liquidating Debtors in a manner that is consistent with the overall purpose and intent of the Plan without further order of the Bankruptcy Court.

C. Computation of Time. In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

D. Reference to Monetary Figures. All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

E. Exhibits. All Exhibits are incorporated into and are part of this Plan as if set forth in full herein and such Exhibits shall be filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the Plan Supplement Filing Date, copies of Exhibits may be obtained upon email request to the Claims and Solicitation Agent at acetoinfo@primeclerk.com, or by downloading such Exhibits from the Debtors’ informational website at https://cases.primeclerk.com/Aceto.

ARTICLE II

ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

Section 2.01. Administrative Claims. Except to the extent that the Debtors or the Plan Administrator, and a Holder of an Allowed Administrative Claim agree to a less favorable treatment, a Holder of an Allowed Administrative Claim (other than a Professional Claim, which shall be subject to Section 2.02 of this Plan) shall receive, in full satisfaction, settlement, and release of, and in exchange for, such Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim either (a) on the later of (i) the Initial Distribution Date or (ii) the first Periodic Distribution Date occurring after the later of (1) 30 days after the date when the Administrative Claim becomes an Allowed Administrative Claim; or (2) 30 days after the date when the Administrative Claim becomes payable pursuant to any agreement between the Debtors or the Plan Administrator and the Holder of the Administrative Claim; or (b) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim, without any further action by the Holder of such Allowed Administrative Claim; provided, however, that other than the Holder of (w) a Professional Claim, (x) an Administrative Claim Allowed by a Final Order of the Bankruptcy Court on or before the Effective Date, (y) an Administrative Claim that is not Disputed and arose in the ordinary course of business and was paid, or (z) an Administrative Claim arising under chapter 123 of title 28 of the United States Code, the Holder of any Administrative Claim shall have filed a proof of Claim form no later than the Administrative Claim Bar Date and such Claim shall have become an Allowed Claim. Except as otherwise provided herein and as set forth in Section 2.02 of this Plan, all requests for payment of an Administrative Claim must be filed, in substantially the form of the Administrative Claim Request Form contained in the Plan Supplement, with the Claims and Solicitation Agent and served on counsel for the Debtors and the Plan Administrator no later than the Administrative Claim Bar Date. Any request for payment of an Administrative Claim pursuant to this Section 2.01 that is not timely filed and served shall be Disallowed automatically without the need for any objection from the Debtors or the Plan Administrator. The Plan Administrator may settle any Administrative Claim without further Bankruptcy Court approval. In the event that the Debtors or the Plan Administrator object to an Administrative Claim and there is no settlement, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. For the avoidance of doubt, any payments made by the Distribution Agent on account of Allowed Administrative Claims (other than Professional Claims) shall be paid from the Administrative and Priority Claims Reserve.

Section 2.02.  Professional Claims.

(a) Final Fee Applications. All final requests for payment of Professional Claims must be filed no later than thirty (30) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and prior orders of the Bankruptcy Court, the Allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.

(b) Payment of Interim Amounts and Fee Estimates. Following the Effective Date, the Liquidating Debtors shall continue to comply with the Interim Compensation Order with respect to amounts owing to Professionals for the period from the Petition Date through the Effective Date. No later than two days prior to the Effective Date, each Professional shall estimate fees and expenses due for periods that have not or will not have been billed as of the Effective Date and shall deliver such estimate to the Debtors and such estimate shall be included in the Professional Claim Estimate.

(c) Professional Claims Reserve. On the Effective Date, the Debtors shall fund the Professional Claims Reserve with Cash equal to the aggregate Professional Claim Estimate for all Professionals of the Debtors and Creditors’ Committee; provided that any Cash remaining in the Carve Out Account as of the Effective Date shall be funded into the Professionals Claims Reserve on the Effective Date and thereby reduce the amount of Cash required to be funded into the Professional Claims Reserve by the Debtors. The Professional Claims Reserve shall be held and maintained in trust by Lowenstein Sandler LLP for all Professionals with respect to whom fees have not yet been Allowed or paid pursuant to the Interim Compensation Order. The funds in the Professional Claims Reserve shall not be considered property of the Debtors, the Liquidating Debtors, the Plan Administrator, or the Estates, as applicable. Following any payments from the Professional Claims Reserve as set forth in Section 2.02(b) above, the remaining amount of Professional Claims owing to the Professionals shall be paid to such Professionals from the Professional Claims Reserve when such Claims are finally Allowed by the Bankruptcy Court.

(d) Post-Effective Date Retention. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after the Effective Date shall terminate, and the Plan Administrator shall be permitted to employ and pay Professionals in the exercise of its business judgment (including the fees and expenses incurred by professionals in preparing, reviewing, prosecuting, defending, or addressing any issues with respect to final fee applications), subject to the terms of the Plan Administrator Agreement (and with respect to Professionals not specifically listed as retained by the Plan Administrator following the Effective Date, subject to consultation with the Oversight Committee (to the extent not disbanded pursuant to Section 5.14)).

Section 2.03. Priority Tax Claims. On the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of (i) 30 days after the date when a Priority Tax Claim becomes an Allowed Priority Tax Claim or (ii) 30 days after the date when a Priority Tax Claim becomes payable pursuant to any agreement between the Debtors (or the Plan Administrator) and the Holder of such Priority Tax Claim, except to the extent that the Debtors (or Plan Administrator) and a Holder of an Allowed Priority Tax Claim agree to a less favorable treatment, each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, in full and final satisfaction, settlement, and release of and in exchange for each and every Allowed Priority Tax Claim, Cash in an amount equal to the amount of such Allowed Priority Tax Claim. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. For the avoidance of doubt, any payments made by the Plan Administrator on account of Allowed Priority Tax Claims shall be paid from the Administrative and Priority Claims Reserve.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

Section 3.01.  Classification of Claims and Interests.

(a) Pursuant to the Plan Settlement, the Plan, though proposed jointly, constitutes a separate plan for the Aceto Chemical Plus Debtors, the Rising Pharma Debtors, the Arsynco Debtor, and the Acci Realty Debtors for voting purposes and, except as set forth in Section 5.01 of the Plan with respect to the substantive consolidation of the Aceto Chemical Plus Debtors and Rising Pharma Debtors, does not otherwise constitute a substantive consolidation of the Debtors’ Estates. Therefore, all Claims against and Interests in each of the Debtors are placed in the Classes set forth below with respect to such Debtor(s). Classes that are not applicable as to a particular Debtor shall be eliminated as set forth more fully in Section 4.03 of the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(2) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth in Article II above.

A Claim or Interest is placed in a particular Class for all purposes, including voting, Confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, however, that a Claim or Interest is placed in a particular Class for the purpose of voting on the Plan and, to the extent applicable, receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

Claims and Interests are divided into the numbered Classes set forth below:

CLASS	CLAIM OR INTEREST	STATUS	VOTING RIGHTS
1	Other Priority Claims	Unimpaired	Presumed to Accept
2	Other Secured Claims	Unimpaired	Presumed to Accept
3A	General Unsecured Claims against Aceto Chemical Plus Debtors (including DPO Claim and Notes Claims)	Impaired	Entitled to Vote
3B	General Unsecured Claims	Impaired	Entitled to Vote

against Rising Pharma Debtors (including DPO Claim)
3C	General Unsecured Claims against Arsynco	Impaired	Entitled to Vote
3D	General Unsecured Claims against Acci Realty	Impaired	Entitled to Vote
4A	Subordinated Claims Against Aceto Chemical Plus Debtors	Impaired	Deemed to Reject
4B	Subordinated Claims Against Rising Pharma Debtors	Impaired	Deemed to Reject
5	Intercompany Claims	Impaired	Deemed to Reject
6A	Interests in Aceto	Impaired	Deemed to Reject
6B	Interests in all Debtors Other than Aceto	Impaired	Deemed to Reject

Section 3.02. Treatment and Voting of Claims and Interests.

(a)     Class 1 – Other Priority Claims

(i)       Classification. Class 1 consists of all Other Priority Claims.

(ii)     Treatment. Except as otherwise provided in and subject to Section 8.05 of this Plan, and except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, and release of and in exchange for each and every Allowed Other Priority Claim, each such Holder of an Allowed Other Priority Claim shall be paid in full in Cash on the later of (A) the Initial Distribution Date or (B) the first Periodic Distribution Date occurring after the later of (1) 30 days after the date when an Other Priority Claim becomes an Allowed Other Priority Claim or (2) 30 days after the date when an Other Priority Claim becomes payable pursuant to any agreement between the Debtors (or the Plan Administrator) and the Holder of such Other Priority Claim.

(iii)     Voting. Class 1 is Unimpaired, and Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan.

(b)     Class 2 – Other Secured Claims

(i)       Classification. Class 2 consists of all Other Secured Claims.

(ii)     Treatment. Except as otherwise provided in and subject to Section 8.05 of this Plan, and except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, and release of and in exchange for each and every Allowed Other Secured Claim, each such Holder of an Allowed Other Secured Claim shall, at the option of the Plan Administrator, (i) be paid in full in Cash in an amount equal to such Allowed Other Secured Claim, (ii) receive the net proceeds of the sale or disposition of the collateral securing such Allowed Other Secured Claim to the extent of the value of the interest of the Holder of such Allowed Other Secured Claim in such collateral, or

(iii) receive the collateral securing such Allowed Other Secured Claim, in each case of (i), (ii), or (iii) on the later of (A) the Initial Distribution Date or (B) the first Periodic Distribution Date occurring after the later of (1) 30 days after the date such Other Secured Claim becomes an Allowed Other Secured Claim, or (2) 30 days after the date when such Other Secured Claim becomes payable pursuant to any agreement between the Debtors (or the Plan Administrator) and the Holder of such Other Secured Claim; provided, however, that nothing in this Section 3.02 or elsewhere in this Plan shall preclude the Debtors or the Plan Administrator, as applicable, from challenging the validity of any alleged Lien on any asset of the Debtors or the value of the property that secures any alleged Lien.

(iii)     Voting. Class 2 is Unimpaired, and Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan.

(c)       Class 3A – General Unsecured Claims Against Aceto Chemical Plus Debtors

(i)      Classification. Class 3A consists of all General Unsecured Claims against the Aceto Chemical Plus Debtors.

(ii)     Allowance. The Notes Claims shall be Allowed in Class 3A in the aggregate amount of $144,612,500 (consisting of principal in the aggregate amount of $143,750,000, plus accrued and unpaid interest as of the Petition Date in the aggregate amount of $862,500), and the DPO Claim shall be Allowed in Class 3A in the amount of $30,000,000, provided that the DPO Claim shall have its recovery capped and/or subordinated as set forth in Section 8.12 below and consistent with the Mutual Release Agreement.

(iii)    Treatment. Except to the extent that a Holder of an Allowed General Unsecured Claim against the Aceto Chemical Plus Debtors agrees to a less favorable treatment and subject to Section 8.12 with respect to the DPO Claim, in full and final satisfaction, settlement, and release of and in exchange for each and every Allowed General Unsecured Claim against the Aceto Chemical Plus Debtors, on the Initial Distribution Date and each applicable Periodic Distribution Date thereafter, each Holder of an Allowed General Unsecured Claim against the Aceto Chemical Plus Debtors shall receive its Pro Rata Share of the Aceto Net Distributable Assets (a) up to the full principal amount of such Allowed Claim, and (b) solely if and to the extent sufficient Aceto Net Distributable Assets are available once the principal amount of all Allowed General Unsecured Claims against the Aceto Chemical Plus Debtors (other than the DPO Claim) is paid in full, post-petition interest from the Petition Date through the Initial Distribution Date, on account of such Claims, at the lower of the (i) Federal Judgment Rate and (ii) the contract non-default interest rate (if applicable), provided, however, that any dispute concerning the rate of post-petition interest solely with respect to the Notes shall be determined in connection with the Confirmation Hearing.

(iv)    Voting. Class 3A is Impaired, and Holders of General Unsecured Claims against the Aceto Chemical Plus Debtors are entitled to vote to accept or reject the Plan.

(d)       Class 3B – General Unsecured Claims Against Rising Pharma Debtors

(i)     Classification. Class 3B consists of all General Unsecured Claims against the Rising Pharma Debtors.

(ii)     Allowance. The DPO Claim shall be Allowed in Class 3B in the amount of $30,000,000, provided that the DPO Claim shall have its recovery capped and/or subordinated as set forth in Section 8.12 below and consistent with the Mutual Release Agreement.

(iii)     Treatment. Except to the extent that a Holder of an Allowed General Unsecured Claim against the Rising Pharma Debtors agrees to a less favorable treatment and subject to Section 8.12 with respect to the DPO Claim, in full and final satisfaction, settlement, and release of and in exchange for each and every Allowed General Unsecured Claim against the Rising Pharma Debtors, on the Initial Distribution Date and each applicable Periodic Distribution Date thereafter, each Holder of an Allowed General Unsecured Claim against the Rising Pharma Debtors shall receive its Pro Rata Share of the Rising Net Distributable Assets (a) up to the full principal amount of such Allowed Claim, and (b) solely if and to the extent sufficient Rising Net Distributable Assets are available once the principal amount of all Allowed General Unsecured Claims against the Rising Pharma Debtors is paid in full, post-petition interest from the Petition Date through the Initial Distribution Date on account of such Claims, at the lower of the (i) Federal Judgment Rate and (ii) the contract non-default interest rate (if applicable).

(iv)     Voting. Class 3B is Impaired, and Holders of General Unsecured Claims against the Rising Pharma Debtors are entitled to vote to accept or reject the Plan.

(e)      Class 3C – General Unsecured Claims Against Arsynco

(i)      Classification. Class 3C consists of all General Unsecured Claims against Arsynco.

(ii)     Treatment. Except to the extent that a Holder of an Allowed General Unsecured Claim against Arsynco agrees to a less favorable treatment, in full and final satisfaction, settlement, and release of and in exchange for each and every Allowed General Unsecured Claim against Arsynco, on the Initial Distribution Date and each applicable Periodic Distribution Date thereafter, each Holder of an Allowed General Unsecured Claim against Arsynco shall receive its Pro Rata Share of the Arsynco Net Distributable Assets (a) up to the full principal amount of such Allowed Claim, and (b) solely if and to the extent sufficient Arsynco Net Distributable Assets are available once the principal amount of all Allowed General Unsecured Claims against Arsynco is paid in full, post-petition interest from the Petition Date through the Initial Distribution Date on account of such Claims, at the lower of the (i) Federal Judgment Rate and (ii) the contract non-default interest rate (if applicable).

(iii)     Voting. Class 3C is Impaired, and Holders of General Unsecured Claims against Arsynco are entitled to vote to accept or reject the Plan.

(f)       Class 3D – General Unsecured Claims Against Acci Realty

(i)     Classification. Class 3D consists of all General Unsecured Claims againstAcci Realty.

(ii)     Treatment. Except to the extent that a Holder of an Allowed General Unsecured Claim against Acci Realty agrees to a less favorable treatment, in full and final satisfaction, settlement, and release of and in exchange for each and every Allowed General

Unsecured Claim against Acci Realty, on the Initial Distribution Date and each applicable Periodic Distribution Date thereafter, each Holder of an Allowed General Unsecured Claim against Acci Realty shall receive its Pro Rata Share of the Acci Realty Net Distributable Assets (a) up to the full principal amount of such Allowed Claim, and (b) solely if and to the extent sufficient Acci Realty Net Distributable Assets are available once the principal amount of all Allowed General Unsecured Claims against Acci Realty is paid in full, post-petition interest from the Petition Date through the Initial Distribution Date on account of such Claims, at the lower of the (i) Federal Judgment Rate and (ii) the contract non-default interest rate (if applicable).

(iii)     Voting. Class 3D is Impaired, and Holders of General Unsecured Claims against Acci Realty are entitled to vote to accept or reject the Plan.

(g)      Class 4A – Subordinated Claims Against Aceto Chemical Plus Debtors

(i)     Classification. Class 4A consists of all Subordinated Claims against the Aceto Chemical Plus Debtors.

(ii)     Allowance. Notwithstanding anything to the contrary herein, a Subordinated Claim against the Aceto Chemical Plus Debtors, if any such Claim exists, may only become Allowed by Final Order.

(iii)     Treatment. On the Effective Date, each Holder of an Allowed Subordinated Claim (if any) against the Aceto Chemical Plus Debtors shall not receive any distribution or other property on account of such Claim; provided, however, that if after payment in full of all Allowed Class 3A General Unsecured Claims against the Aceto Chemical Plus Debtors (including payment of post-petition interest, if any, as set forth herein in Section 3.02) and after reserving for sufficient amounts for the payment of all potential Allowed Claims in Class 3A and all other wind-down costs and expenses, the Plan Administrator determines that additional Aceto Net Distributable Assets are available for distribution, then subject in all respects to Section 5.11(f) the Plan Administrator shall make such distributions to Holders of Allowed Subordinated Claims ratably with Holders of Allowed Interests in Aceto in the manner set forth immediately below.

With respect to distributions, if any, to be shared ratably between Holders of Allowed Subordinated Claims against the Aceto Chemical Plus Debtors and Holders of Allowed Interests in Aceto, each holder of an Allowed Subordinated Claim against the Aceto Chemical Plus Debtors shall be entitled to its Pro Rata Share (up to the principal amount of its Allowed Claim) of the remaining Aceto Net Distributable Assets to be distributed on a pari passu basis with Holders of Allowed Interests in Aceto, and for purposes of determining the proportional amount of Allowed Subordinated Claims against the Aceto Chemical Plus Debtors relative to the Allowed Interests, the Plan Administrator shall use the Aceto Interest Distribution Value.

(iv)     Voting. Class 4A is Impaired, and Holders of Subordinated Claims against the Aceto Chemical Plus Debtors are deemed to have rejected the Plan.

(h)       Class 4B – Subordinated Claims Against Rising Pharma Debtors

(i)     Classification. Class 4B consists of all Subordinated Claims against the Rising Pharma Debtors.

(ii)     Allowance. Notwithstanding anything to the contrary herein, a Subordinated Claim against the Rising Pharma Debtors, if any such Claim exists, may only become Allowed by Final Order.

(iii)     Treatment. On the Effective Date, each Holder of an Allowed Subordinated Claim (if any) against the Rising Debtors shall not receive any distribution or other property on account of such Claim; provided, however, that if after payment in full of all Allowed Class 3B General Unsecured Claims against the Rising Debtors (including payment of post-petition interest, if any, as set forth herein in Section 3.02) and after reserving for sufficient amounts for the payment of all potential Allowed Claims in Class 3B and all other wind-down costs and expenses, the Plan Administrator determines that additional Rising Net Distributable Assets are available for distribution, then subject in all respects to Section 5.11(f) the Plan Administrator shall make such distributions and each Holder of an Allowed Subordinated Claim against the Rising Pharma Debtors shall receive its Pro Rata Share of any available remaining Rising Net Distributable Assets up to the full principal amount of such Allowed Claim.

(iv)     Voting. Class 4B is Impaired, and Holders of Subordinated Claims against the Rising Pharma Debtors are deemed to have rejected the Plan.

(i)       Class 5 – Intercompany Claims

(i)    Classification. Class 5 consists of all Intercompany Claims.

(ii)     Treatment. On the Effective Date, all Intercompany Claims shall be eliminated and extinguished and the Holders of Intercompany Claims shall not receive or retain any property under the Plan on account of such Claims, and such Claims will be deemed waived and released except as set forth with respect to the Intercompany Claim of the Rising Pharma Debtors against the Aceto Chemical Plus Debtors which will be settled through the Settlement Distribution Subsidy, provided, however, that nothing herein shall eliminate the Debtors’ rights to distributions from any of their non-Debtor Affiliates on account of the Debtors’ equity interests in any non-Debtor Affiliate.

(iii)     Voting. Class 5 is Impaired, and Holders of Allowed Intercompany Claims are deemed to have rejected the Plan.

(j)       Class 6A – Interests in Aceto

(i)     Classification. Class 6A consists of all Interests in Aceto.

(ii)     Treatment. On the Effective Date, Interests in Aceto, including the Aceto Common Stock, shall be deemed automatically cancelled, released, and extinguished without further action by the Debtors or the Plan Administrator, and without further distribution; provided that one share of common stock in Aceto will be issued and transferred to the Plan

Administrator for purposes of administering the wind-down of Aceto as may be required, including pursuant to the Chemical Plus Purchase Agreement; provided further that in the event that the Aceto Common Stock Non-Cancellation Election Notice is filed by the Debtors on or before seven (7) calendar days prior to the Confirmation Hearing (subject to the reasonable consent of the Creditors’ Committee, such consent not to be unreasonably withheld), each Holder of Interests in Aceto, including the Aceto Common Stock, shall be entitled to retain such Interests in Aceto without further recovery or distribution on account of such interests and one share of common stock in Aceto will not be issued or transferred to the Plan Administrator as of the Effective Date; and provided further that if after payment in full of all Allowed Class 3A General Unsecured Claims against the Aceto Chemical Plus Debtors (including payment of post- petition interest, if any, as set forth herein in Section 3.02) and/or reserving for sufficient amounts for the payment of all potential Allowed Claims in Class 3A and all other wind-down costs and expenses, the Plan Administrator determines that additional Aceto Net Distributable Assets are available for distribution, then subject in all respects to Section 5.11(f) (and whether or not the Aceto Common Stock Non-Cancellation Election Notice was filed by the Debtors on or before seven (7) calendar days prior to the Confirmation Hearing) the Plan Administrator shall make such distributions to Holders of Interests in Aceto as of the Distribution Record Date ratably with Holders of Allowed Subordinated Claims against the Aceto Chemical Plus Debtors in the manner set forth immediately below.

With respect to distributions, if any, to be shared ratably between Holders of Interests in Aceto and Holders of Allowed Subordinated Claims against the Aceto Chemical Plus Debtors, each Holder of an Interest in Aceto shall be entitled to its Pro Rata Share of the remaining Aceto Net Distributable Assets to be distributed on a pari passu basis with Holders of Allowed Subordinated Claims against the Aceto Chemical Plus Debtors and, for purposes of determining the proportional amount of Allowed Subordinated Claims against the Aceto Chemical Plus Debtors relative to the Interests in Aceto, the Plan Administrator shall use the Aceto Interest Distribution Value.

(iii)     Voting. Class 6A is Impaired, and Holders of Allowed Interests in Aceto are deemed to have rejected the Plan.

(k)       Class 6B – Interests in Debtors Other Than Aceto

(i)     Classification. Class 6B consists of all Interests in all Debtors other than Aceto.

(ii)     Treatment. On the Effective Date, Allowed Interests in Debtors other than Aceto shall not receive any distribution on account of such Interests, provided that such Interests shall be maintained by the Plan Administrator on and after the Effective Date as may be required pursuant to the Pharma Purchase Agreement and/or Chemical Plus Purchase Agreement and/or as necessary to administer the wind-down of each Debtor other than Aceto, including, inter alia, for purposes of transferring any particular Estates’ assets to other Estates to the extent any particular Estate (or set of consolidated Estates) has additional Cash remaining after paying out all other required Plan distributions.

(iii)     Voting. Class 6B is Impaired, and Holders of Allowed Interests in Debtors other than Aceto are deemed to have rejected the Plan.

ARTICLE IV

ACCEPTANCE

Section 4.01.     Classes Entitled to Vote. Classes 3A, 3B, 3C, and 3D are Impaired and are entitled to vote to accept or reject this Plan. By operation of law, Classes 1 and 2 are Unimpaired and are conclusively presumed to have accepted this Plan and, therefore, are not entitled to vote. By operation of law, Classes 4A, 4B, 5, 6A and 6B are deemed to have rejected this Plan and are not entitled to vote.

Section 4.02.     Acceptance by Impaired Classes. An Impaired Class of Claims shall have accepted this Plan if (a) the Holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (b) the Holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

Section 4.03.     Elimination of Classes. To the extent applicable, any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018 as of the date of commencement of the Confirmation Hearing for all Debtors or with respect to any particular Debtor shall be deemed to have been deleted from this Plan for all Debtors or for such particular Debtor, as applicable, for purposes of (a) voting to accept or reject this Plan and (b) determining whether it has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

Section 4.04.     Deemed Acceptance if No Votes Cast. If no Holders of Claims eligible to vote in a particular Class vote to accept or reject the Plan, this Plan shall be deemed accepted by the Holders of such Claims in such Class.

Section 4.05.     Cramdown. To the extent necessary, the Debtors shall request Confirmation of this Plan under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify, amend, or withdraw this Plan, with respect to all Debtors or any individual Debtor, to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE V

MEANS OF IMPLEMENTATION OF THE PLAN

Section 5.01.     Partial Substantive Consolidation. Pursuant to the Plan Settlement, this Plan contemplates and is predicated upon the deemed substantive consolidation of the Estates and Chapter 11 Cases of, respectively, (i) each of the Aceto Chemical Plus Debtors, and (ii) each of the Rising Pharma Debtors.

On the Effective Date, each Claim filed or to be filed against (or Allowed against) (i) any of Aceto, Aceto Agri or Aceto Realty shall be deemed filed against Aceto and shall be deemed a single Claim against and a single obligation of Aceto for distribution purposes only and the claims register shall be updated accordingly, and (ii) any of Rising, Rising Health, Acetris and PACK shall be deemed filed against Rising and shall be deemed a single Claim against and a single obligation of Rising for distribution purposes only and the claims register shall be updated accordingly. This limited substantive consolidation effected pursuant to this Plan shall not (i) otherwise affect the rights of any Holder of any Claim, or (ii) affect the treatment of Claims against Arsynco and Acci Realty, which Claims are separately classified in Section 3.02. For the avoidance of doubt, the Estates of Arsynco and Acci Realty are not substantively consolidated with the Estates of either the Aceto Chemical Plus Debtors or the Rising Pharma Debtors.

Entry of the Confirmation Order shall constitute approval, pursuant to sections 105(a) and 1123(A)(5) of the Bankruptcy Code and Bankruptcy Rule 9019, effective as of the Effective Date, of the substantive consolidation of the Estates of, respectively, (i) each of the Aceto Chemical Plus Debtors and (ii) each of the Rising Pharma Debtors, for the purposes of confirming and consummating the Plan, including but not limited to voting, confirmation and Plan distributions. Accordingly, (I) (a) the assets and liabilities of each of the Aceto Chemical Plus Debtors will be deemed the assets and liabilities of a single, consolidated entity, Aceto, (b) each and every non-contingent, liquidated, non-disputed Claim listed on the Schedules and/or filed in the Chapter 11 Cases against any of the Aceto Chemical Plus Debtors shall be considered filed against the consolidated Aceto Chemical Plus Debtors and shall be considered one Claim against and obligation of the consolidated Aceto Chemical Plus Debtors on and after the Effective Date, (c) all joint obligations of two or more of the Aceto Chemical Plus Debtors and all multiple Claims against such entities on account of such joint obligations shall be considered a single Claim against the Aceto Chemical Plus Debtors, (d) all guarantee by any of the Aceto Chemical Plus Debtors of the obligations of any other Aceto Chemical Plus Debtors arising prior to the Effective Date shall be deemed eliminated under the Plan so that any Claim against any of the Aceto Chemical Plus Debtors and any guaranty thereof by any other Aceto Chemical Plus Debtors and any joint and several liability of any of the Aceto Chemical Plus Debtors shall be deemed to be one obligation of the deemed consolidated Aceto Chemical Plus Debtors, and (e) all Intercompany Claims between and among the Aceto Chemical Plus Debtors shall be cancelled and extinguished; and (II) (a) the assets and liabilities of each of the Rising Pharma Debtors will be deemed the assets and liabilities of a single, consolidated entity, Rising, (b) each and every non-contingent, liquidated, non-disputed Claim listed on the Schedules and/or filed in the Chapter 11 Cases against any of the Rising Pharma Debtors shall be considered filed against the consolidated Rising Pharma Debtors and shall be considered one Claim against and obligation of the consolidated Rising Pharma Debtors on and after the Effective Date, (c) all joint obligations of two or more of the Rising Pharma Debtors and all multiple Claims against such entities on account of such joint obligations shall be considered a single Claim against the Rising Pharma Debtors, (d) all guarantee by any of the Rising Pharma Debtors of the obligations of any other Rising Pharma Debtors arising prior to the Effective Date shall be deemed eliminated under the Plan so that any Claim against any of the Rising Pharma Debtors and any guaranty thereof by any other Rising Pharma Debtors and any joint and several liability of any of the Rising Pharma Debtors shall be deemed to be one obligation of the deemed consolidated Rising Pharma Debtors, and (e) all Intercompany Claims between and among the Rising Pharma Debtors shall be cancelled and extinguished.

Such deemed consolidation shall not, however, (other than for purposes related to funding Distributions under the Plan) affect (a) the legal and organizational structure of the Aceto Chemical Plus Debtors and/or Rising Pharma Debtors (including as required to be maintained following the Effective Date pursuant to the Chemical Plus Purchase Agreement and/or Pharma Purchase Agreement, respectively), (b) executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed, assumed and assigned, or rejected, (c) any agreements entered into by the Liquidating Debtors on or after the Effective Date, (d) the Debtors or Liquidating Debtors or Plan Administrator’s ability to commence and prosecute any Causes of Action against any Entity as if there was no substantive consolidation.

Section 5.02.     Post-Effective Date Governance and Dissolution of Debtors.

Immediately following the occurrence of the Effective Date, (a) the respective boards of directors and/or manager of each of the Debtors shall be terminated and the members of the boards of directors of the Debtors shall be deemed to have resigned, (b) the Plan Administrator shall be appointed as the sole director and/or manager of each of the Liquidating Debtors (to the extent such Debtors are not being dissolved as of or in connection with the Effective Date) and (c) the Debtors shall continue to exist as the Liquidating Debtors after the Effective Date in accordance with the laws of the respective states of incorporation of each of the Debtors and pursuant to their respective certificates of incorporation, by-laws, articles of formation, operating agreements, and other organizational documents in effect prior to the Effective Date, except if and to the extent such organizational documents are amended under the Plan, including for the limited purposes of liquidating all of the assets of the Estates, making distributions in accordance with the Plan, reducing the size of boards of directors or the number of managers, and performing such obligations under the Chemical Plus Purchase Agreement, Pharma Purchase Agreement and Sale Orders as are required to be performed, until such time as the Plan Administrator reasonably concludes (upon consultation with the Oversight Committee, to the extent not disbanded pursuant to Section 5.14) such performance is complete or no longer required, and such other activities as are ancillary, necessary or convenient to the foregoing and the implementation of this Plan.

On the Effective Date, and without further order of the Bankruptcy Court, the Debtors or the Plan Administrator, on behalf of the Liquidating Debtors, may execute and file documents and take all other actions as they deem appropriate relating to the foregoing corporate actions under applicable state laws and, in such event, all applicable regulatory or governmental agencies shall take all steps necessary to allow and effect any necessary corporate changes of the Debtors as provided herein, without the payment of any fee, tax or charge and without the need for the filing of reports or certificates.

Moreover, on and after the Effective Date, Aceto Realty, Acci Realty, PACK, and Rising Health (i) shall be deemed to have withdrawn their business operations from any state in which they were previously conducting, or are registered or licensed to conduct, their business operations, and shall not be required to file any document, pay any sum or take any other action in order to effectuate such withdrawal, and (ii) shall not be liable in any manner to any taxing or other authority for franchise, business, license or similar taxes accruing on or after the Effective Date.

As soon as practicable after the conclusion of all litigation relating to the Debtors, the Plan Administrator shall, at the expense of the Debtors’ Estates, (i) provide for the retention and storage of the books, records and files (including any necessary tax records) that shall have been held or maintained by the Debtors, subject to Section 5.17; (ii) file a certificate stating that the assets of the Debtors’ Estates have been exhausted and final distributions of Cash have been made under the Plan; (iii) file the necessary paperwork in the relevant states of incorporation of each of the Liquidating Debtors to effectuate the dissolution of the Liquidating Debtors in accordance with the laws of such jurisdiction; and (iv) upon completion of all duties pursuant to the Plan, resign as the sole officer and manager, as applicable, of the Liquidating Debtors; provided that, for the avoidance of doubt, to the extent the Aceto Common Stock Non- Cancellation Election Notice is filed by the Debtors on or prior to the Effective Date, the Plan Administrator shall not immediately take the foregoing actions described in clauses (i) – (iv) with respect to Post-Effective Date Aceto and Post-Effective Date Aceto shall remain in existence until such time as the Plan Administrator determines otherwise. Upon the filing of certificate(s) described in clause (ii) of the preceding sentence, the relevant Debtors and/or Liquidating Debtors (which, for the avoidance of doubt, to the extent the Aceto Common Stock Non-Cancellation Election Notice is filed by the Debtors (subject to the reasonable consent of the Creditors’ Committee, such consent not to be unreasonably withheld) on or before seven (7) calendar days prior to the Confirmation Hearing, shall not include Aceto immediately after the Effective Date) shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of the Liquidating Debtors or payments to be made in connection therewith.

Section 5.03.     Causes of Action.

On the Effective Date, all Causes of Action belonging to the Debtors shall remain vested in the Liquidating Debtors. For the avoidance of doubt, all derivative Causes of Action that have been, or may be, brought on behalf of the Debtors, including any pending or future derivative Causes of Action against the Specified Individuals (to the extent not released under this Plan), will be vested in the Liquidating Debtors on the Effective Date. The Plan Administrator shall have the authority to determine, for each pending derivative action on behalf of the Debtors, whether to dismiss such action or to be deemed the plaintiff in such matter with respect to the pending derivative action on behalf of the Debtors. Any recovery from Causes of Action that vest in the Liquidating Debtors on the Effective Date shall become available for pro rata distribution and to increase the Aceto Net Distributable Assets and/or the Rising Net Distributable Assets as set forth in the Distribution Calculation. Notwithstanding anything to the contrary herein, the Plan Administrator shall control the Causes of Action, including the investigation, prosecution and disposition of same, in accordance with the terms of the Plan Administrator Agreement and subject to Section 5.14.

Section 5.04.     Plan Settlement and General Settlement of Claims and Interests. Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan incorporates the compromise and settlement (the “Plan Settlement”) of numerous debtor-creditor issues designed to achieve an economic resolution of Claims against the Debtors and an efficient resolution of these Chapter 11 Cases, including, among other things, the settlement of a number of potential issues such as allocation of Assets and expenses among the Estates as set forth in the Distribution Calculation, the nature, amount and allowability of the Intercompany Claim of

Rising against Aceto, the funding of the Wind-Down Reserve, the Wind-Down Budget, partial substantive consolidation of the Debtors’ Estates, the allowance of the Notes Claims, and the Stipulated Administrative Expense Settlement Claims. The Confirmation Order will serve to, among other things, approve the Plan Settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and will contain findings that the compromises and settlements under the Plan Settlement are in the best interests of the Debtors, their Estates, their creditors, and other parties-in-interest, and are fair, equitable, and well within the range of reasonableness and otherwise satisfy the requirements of Bankruptcy Rule 9019. Each provision of the Plan Settlement shall be deemed non-severable from each other and from the remaining terms of the Plan. Commencing on the Effective Date, the Plan Administrator shall implement the allocation of the Debtors’ Assets to the respective Debtors’ Estates in accordance with the Distribution Calculation.

Accordingly, on the Effective Date, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan and the Plan Settlement, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests or Causes of Action that (a) are subject to compromise and settlement pursuant to the terms of the Plan; (b) have been released pursuant to Section 9.04 of the Plan; (c) have been released pursuant to Section 9.05 of the Plan; (d) are subject to the exculpation pursuant to Section 9.06 of the Plan; or (e) are otherwise stayed or terminated pursuant to the terms of the Plan.

The Plan Settlement also provides for the Settlement Distribution Subsidy contributed from the Aceto Chemical Plus Debtors’ Estates to the Rising Pharma Debtors’ Estates in full and complete resolution of issues related to substantive consolidation and the Intercompany Claim of Rising against Aceto, and will enhance the pro rata distributions to holders of Allowed General Unsecured Claims against the Rising Pharma Debtors (subject to any Excess Amounts being returned to the Aceto Chemical Plus Debtors’ Estates based upon the amount of Allowed Claims in Classes 3B and 4B as set forth in the definition of Settlement Distribution Subsidy).

Section 5.05. Plan Funding. Distributions under this Plan and the Plan Administrator’s post-Effective Date operations will be funded from the Debtors’ Cash on hand and proceeds of the Sales held by the Estates as of the Effective Date, and proceeds of other asset dispositions and net proceeds of Litigation and Other Recoveries.

Section 5.06. Certificate of Incorporation and By-laws. The certificate and articles of incorporation, certificate of conformation, by-laws, limited liability company agreement and other relevant organizational documents of each of the Liquidating Debtors shall be amended consistent with the Plan Administrator Agreement and as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, a provision (a) prohibiting the issuance of non-voting equity securities under section 1123(a)(6) of the Bankruptcy Code and (b) limiting the activities of the Liquidating Debtors to matters authorized under the Plan, the Chemical Plus Purchase Agreement and the Pharma Purchase Agreement.

Section 5.07. Cancellation of Certain Instruments and Agreements. Except as otherwise provided in the Plan, on and after the Effective Date, all notes, instruments,

certificates, agreements, options, warrants, rights, and other instruments evidencing an ownership interest in the Debtors, contractual, legal, equitable, or otherwise, to acquire any of the foregoing, indentures, mortgages, security documents, and other documents evidencing Claims or Interests, including Notes Claims, and Interests in Aceto, shall be automatically canceled and surrendered (provided that, for the avoidance of doubt, to the extent the Aceto Common Stock Non-Cancellation Election Notice is filed by the Debtors on or before seven (7) calendar days prior to the Confirmation Hearing (subject to the reasonable consent of the Creditors’ Committee, such consent not to be unreasonably withheld), each Holder of Interests in Aceto, including the Aceto Common Stock, as of the Distribution Record Date, shall be entitled to retain such Interests in Aceto without further recovery or distribution on account of such interests subject to Section 3.02(j) and such Interests in Aceto, including the Aceto Common Stock, shall not be deemed automatically cancelled, released, and surrendered) without any need for further action, notice, deed or approval of the Bankruptcy Court or any Holder or other person and the obligations of the Debtors or the Liquidating Debtors, as applicable, thereunder or in any way related thereto shall be deemed satisfied in full, and the Notes Indenture Trustee shall be released from all duties thereunder; provided that notwithstanding Confirmation or consummation of the Plan, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of: (1) allowing Holders to receive distributions under the Plan; (2) allowing the Notes Indenture Trustee to enforce its rights, claims, and interests vis-à-vis any parties other than the Debtors or the Liquidating Debtors; (3) allowing the Indenture Trustee to make the distributions in accordance with the Plan (if any), as applicable; (4) preserving any rights of the Indenture Trustee and to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the Holders under the relevant indenture including any rights to priority of payment and/or to exercise charging liens; (5) allowing the Indenture Trustee to enforce any obligations owed to it under the Plan; (6) allowing the Indenture Trustee to exercise rights and obligations relating to the interests of the Holders under the Indenture; (7) allowing the Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including, but not limited, to enforce obligations owed to such party under the Plan; and (8) permitting the Indenture Trustee to perform any functions that are necessary to effectuate the foregoing; provided, further, that except as provided herein, the preceding proviso shall not affect the settlement and release of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, as applicable, or result in any expense or liability to the Debtors or the Liquidating Debtors, as applicable.

Additionally, as of the Effective Date, and solely to the extent the Aceto Common Stock Non-Cancellation Election Notice is not filed by the Debtors on or before seven (7) calendar days prior to the Confirmation Hearing, the Debtors’ securities registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, shall be automatically deregistered and all related reporting obligations with the United States Securities and Exchange Commission shall be automatically terminated.

Section 5.08. Compliance with the Asset Purchase Agreements. Notwithstanding anything in the Plan to the contrary, nothing herein shall modify any obligations of the Debtors under the Chemical Plus Purchase Agreement, the Pharma Purchase Agreement or the Sale Orders, the Chemical Plus Buyer under the Chemical Plus Purchase Agreement or the Chemical

Plus Sale Order or the Pharma Buyer under the Pharma Purchase Agreement or the Pharma Sale Order.

Section 5.09.     The Plan Administrator.

(a)     Appointment of the Plan Administrator

From and after the Effective Date, an individual to be designated by the Debtors (in consultation with the Creditors’ Committee) shall serve as the Plan Administrator pursuant to the Plan Administrator Agreement and the Plan, until the resignation or discharge and the appointment of a successor Plan Administrator in accordance with the Plan Administrator Agreement and the Plan. The Plan Administrator Agreement to be filed as part of the Plan Supplement, and any amendments, supplements or modifications thereto, shall be reasonably acceptable to the Creditors’ Committee (such acceptance not to be unreasonably withheld).

The Debtors shall include the information set forth in sections 1129(a)(4) and (5) of the Bankruptcy Code in the Plan Supplement designating the individual selected as Plan Administrator. The appointment of the Plan Administrator shall be approved in the Confirmation Order, and such appointment shall be effective as of the Effective Date. The Plan Administrator shall have and perform all of the duties, responsibilities, rights and obligations set forth in the Plan and the Plan Administrator Agreement.

(b)       The Plan Administrator Agreement

Prior to or on the Effective Date, the Debtors shall execute a Plan Administrator Agreement in substantially the same form as set forth in the Plan Supplement. Any nonmaterial modifications to the Plan Administrator Agreement made by the Debtors prior to the Effective Date are hereby ratified. The Plan Administrator Agreement will contain provisions permitting the amendment or modification of the Plan Administrator Agreement as necessary to implement the provisions of the Plan and to facilitate the orderly and effective liquidation of the Debtors’ (or Liquidating Debtors’) remaining assets and to maximize the recovery thereof; provided that any such modifications shall not impair the rights of (i) the Oversight Committee (to the extent not disbanded pursuant to Section 5.14), or (ii) any Holder of Allowed General Unsecured Claims, in each case without the reasonable consent of the Creditors’ Committee or Oversight Committee, as applicable (and to the extent not disbanded), which consent shall not be unreasonably withheld.

(c)       Rights, Powers, and Duties of the Liquidating Debtors and the Plan Administrator

The Liquidating Debtors shall retain and have all the rights, powers and duties necessary to carry out their responsibilities under the Plan, which for the avoidance of doubt, shall include pursuing (or not pursuing) the Causes of Action and the investigation, prosecution and/or settlement or other disposition of such Causes of Action. The Plan Administrator shall seek to preserve and protect all applicable privileges of the Liquidating Debtors, as applicable, including any attorney-client privilege or work-product privilege attaching to any documents or communications (whether written or oral) as set forth in more detail in Section 5.16 of the Plan. Such rights, powers and duties, which shall be exercisable by the Plan Administrator on behalf of the Liquidating Debtors and the Estates pursuant to the Plan and the Plan Administrator

Agreement (subject to the rights of the Oversight Committee (to the extent not disbanded pursuant to Section 5.14) as set forth in Section 5.14 hereof and in the Plan Administrator Agreement), shall include, among others:

(i)     making distributions to Holders of Allowed Claims and Interests as provided for in the Plan;

(ii)     administering, reconciling, objecting to, and settling or otherwise litigating to resolution all Claims, including Administrative Claims, Professional Claims, Priority Tax Claims, and Other Priority Claims (subject to the Administrative Claims Protocol set forth in Section 5.11(b) of the Plan), General Unsecured Claims and Subordinated Claims;

(iii)     filing tax returns and paying taxes, and challenging disputing, negotiating and resolving the assessment of any of the foregoing by any foreign, domestic, federal, state, local or other taxing authority;

(iv)     administering the Liquidating Debtors’ 401(k) benefit plans;

(v)     defending the Debtors and Liquidating Debtors in any litigation, including any governmental litigation(s) and/or investigations against or involving the Debtors or Liquidating Debtors;

(vi)     prosecution and settlement of Causes of Action, including but not limited to certain specified Causes of Action to be identified in the Plan Supplement;

(vii)     the wind-down and/or dissolution of Aceto Agri’s interest in Canegrass LLC (to the extent not resolved prior to the Effective Date);

(viii)     the sale or other disposition of the Arsynco Carlstadt Property;

(ix)     maintaining sufficient insurance coverage pending conclusion of the wind- down of the Liquidating Debtors;

(x)     insuring the completion of the transfer of all assets (including licenses, permits and government contracts) required to be transferred pursuant to the Pharma Purchase Agreement and/or Chemical Plus Purchase Agreement and entering into any additional necessary transactions related to such transfer(s);

(xi)     dissolving the Liquidating Debtors; and

(xii)     taking such other actions, or omitting to take such other actions, as the Plan Administrator shall reasonably determine are necessary, advisable or convenient in furtherance of the Plan and the discharge of its duties under the Plan and pursuant to the Plan Administrator Agreement

(d)       Compensation of the Plan Administrator

The Plan Administrator shall be compensated from the Wind-Down Reserve pursuant to the terms of the Plan Administrator Agreement, as provided in the Wind-Down Budget (as may be modified with the reasonable consent of the Creditors’ Committee or the Oversight Committee (to the extent not disbanded pursuant to Section 5.14), as applicable, which consent shall not be unreasonably withheld or by further order of the Bankruptcy Court). Any professionals retained by the Plan Administrator shall similarly be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred from the Wind- Down Reserve, as provided in the Wind-Down Budget (as may be modified (i) with the reasonable consent of the Creditors’ Committee or the Oversight Committee (to the extent not disbanded pursuant to Section 5.14), as applicable, which consent shall not be unreasonably withheld, or (ii) by further order of the Bankruptcy Court). The payment of the fees and expenses of the Plan Administrator and its retained professionals shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court; provided, however, that any disputes related to such fees and expenses raised by the Creditors’ Committee or the Oversight Committee (to the extent not disbanded pursuant to Section 5.14), as applicable, shall be brought before the Bankruptcy Court.

(e)       Indemnification

The Liquidating Debtors shall indemnify and hold harmless (i) the Plan Administrator (in its capacity as such and as sole officer, director or member/manager of the Liquidating Debtors), (ii) additional individuals that may serve as officers or members/managers of the Liquidating Debtors, if any, and (iii) the Plan Administrator Professionals (collectively, the “Indemnified Parties”), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to costs and expenses of investigating, analyzing and responding to claims, and attorneys’ fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than acts or omissions resulting from such Indemnified Party’s willful misconduct or gross negligence, with respect to the Liquidating Debtors or the implementation or administration of the Plan or the Plan Administrator Agreement. To the extent an Indemnified Party asserts a claim for indemnification as provided above, the legal fees and related costs incurred by counsel to the Plan Administrator in monitoring and participating in the defense of such claims giving rise to the asserted right of indemnification shall be advanced to such Indemnified Party (and such Indemnified Party undertakes to repay such amounts if it ultimately shall be determined through a Final Order that such Indemnified Party is not entitled to be indemnified therefore) out of the Wind-Down Reserve or any available Insurance Contracts, including insurance purchased using the Wind- Down Reserve. The indemnification provisions of the Plan Administrator Agreement shall remain available to and be binding upon any former Plan Administrator or the estate of any decedent of the Plan Administrator and shall survive the termination of the Plan Administrator Agreement.

(f)       Exculpation

The organizational documents of the Liquidating Debtors shall provide for the exculpation of the Plan Administrator to the fullest extent permitted by applicable law.

(g)       Insurance

The Plan Administrator shall be authorized to obtain and pay for out of the Wind-Down Reserve all reasonably necessary insurance coverage for itself, its agents, representatives, employees or independent contractors, and the Liquidating Debtors, including, but not limited to, coverage with respect to (i) any property that is or may in the future become the property of the Liquidating Debtors or their Estates and (ii) the liabilities, duties and obligations of the Plan Administrator and its agents, representatives, employees or independent contractors under the Plan Administrator Agreement (in the form of an errors and omissions policy or otherwise), the latter of which insurance coverage may remain in effect for a reasonable period of time as determined by the Plan Administrator (in consultation with the Oversight Committee) after the termination of the Plan Administrator Agreement.

(h)       Revesting of Assets

Except as expressly provided elsewhere in this Plan (including pursuant to the Distribution Calculation), on the Effective Date, the property of each Debtor’s Estate shall revest in the applicable Liquidating Debtor and be distributed according to this Plan.

Section 5.10.     Distributions to Holders of General Unsecured Claims. (a) Initial Distributions

On the Initial Distribution Date, the Plan Administrator shall make, or shall make adequate reserves in the GUC Claims Reserve for, the distributions required to be made under the Plan to Holders of Allowed General Unsecured Claims. The Distribution Agent shall not make any distributions to the Holders of Allowed General Unsecured Claims unless the Distribution Agent retains and reserves in the GUC Claims Reserve such amounts as are required under Section 8.05(c) of the Plan.

(b)       Interim Distributions

The Distribution Agent shall make interim distributions of Cash in accordance with this Plan (i) to Holders of Allowed General Unsecured Claims at least once each four-month period (to the extent practicable), unless the aggregate amount of such distributions, except for the last anticipated distributions, is $50.00 or less, and (ii) from the GUC Claims Reserve (x) to Disputed General Unsecured Claims that become Allowed General Unsecured Claims or (y) to the DPO Claim, to the extent that the Other Creditors’ Threshold is satisfied and distributions of greater than 65% have previously been made to any Holders of Allowed General Unsecured Claims (other than the DPO Claim) in Classes 3A, 3B, 3C, or 3D prior to the satisfaction of the Other Creditors’ Threshold.

(c)       Final Distributions

The Liquidating Debtors shall be dissolved and their affairs wound up and the Plan Administrator shall make the final distributions on the date when, in the reasonable judgment of the Plan Administrator (and, if still in existence, in consultation with the Oversight Committee), substantially all of the assets of the Liquidating Debtors have been liquidated and there are no substantial potential sources of additional Cash for distribution and all pending Claims and/or governmental investigations (including any investigations by the United States Securities and Exchange Commission, United States Department of Justice, and/or the United States Attorney’s Office, collectively, the “Governmental Investigations”) are resolved and concluded. The date on which the Plan Administrator determines (in consultation with the Oversight Committee if still in existence) that all obligations under the Plan and the Plan Administrator Agreement have been satisfied is referred to as the “Plan Termination Date”. On the Plan Termination Date, the Plan Administrator shall, to the extent not already done, request that the Bankruptcy Court enter an order closing any remaining Chapter 11 Cases.

Section 5.11.     Accounts and Reserves.

(a)       Professional Claims Reserve

On or before the Effective Date, the Debtors shall create and fund the Professional Claims Reserve in Cash in the amount of the Professional Claim Estimate. Subject to Section 5.11(f), the Cash so transferred shall not be used for any purpose other than to pay Allowed Professional Claims. Notwithstanding anything to the contrary, Lowenstein Sandler LLP (i) shall segregate and shall not commingle the Cash held in the Professional Claims Reserve and (ii) shall pay each Professional Claim of a Professional employed by the Debtors on or as soon as reasonably practicable after the date such Claim becomes an Allowed Claim, upon entry of a Final Order allowing such Claim. After all Professional Claims are Allowed or Disallowed and the Allowed amounts of such Claims are paid from the Professional Claims Reserve, any remaining Cash in the Professional Claims Reserve shall be released and transferred to the Excess Reserve. Only Professionals employed in the Chapter 11 Cases by the Debtors and the Creditors’ Committee, and whose retention and compensation has been approved by the Bankruptcy Court, shall be entitled to payment from the Professional Claims Reserve.

The Professionals employed by the Debtors shall be entitled to reasonable compensation and reimbursement of actual, necessary expenses for post-Effective Date activities authorized by an order of the Bankruptcy Court, this Plan, or the Plan Administrator, including the preparation, filing and prosecution (subject to applicable law) of such Professional’s final fee applications (if applicable), upon the submission of invoices to the Plan Administrator for payment from the Professional Claims Reserve. The Professionals employed by the Creditors’ Committee shall be entitled to reasonable compensation and reimbursement of actual, necessary expenses for post- Effective Date activities related to the preparation, filing and prosecution (subject to applicable law) of such Professional’s final fee applications. Any time or expenses incurred in the preparation, filing and prosecution of final fee applications shall be disclosed by each Professional in its final fee application and shall be subject to approval of the Bankruptcy Court.

(b)       Administrative and Priority Claims Reserve

On or before the Effective Date, the Debtors shall create and fund the Administrative and Priority Claims Reserve in Cash in the amount of the Administrative and Priority Claims Estimate. On or before ten Business Days prior to the Effective Date, the Debtors will provide the Creditors’ Committee with a schedule of estimated unpaid Administrative Claims, Priority Tax Claims and Other Priority Claims to be funded from the Administrative and Priority Claims Reserve (the “Administrative and Priority Claims Schedule”). On or before five Business Days prior to the Effective Date, the Creditors’ Committee will provide the Debtors with a schedule which lists the individual Administrative Claims, Priority Tax Claims and Other Priority Claims set forth in the Administrative and Priority Claims Schedule over which the Oversight Committee shall reserve consent rights (collectively, the “Reserved Claims”). With respect to any Reserved Claim and any other Administrative Claim, Priority Tax Claim and Other Priority Claim that was not included in the Administrative and Priority Claims Schedule, such Claim shall only be Allowed (i) upon agreement of the Plan Administrator with the reasonable consent of the Oversight Committee (such consent not to be unreasonably withheld) or (ii) as determined by Final Order of the Bankruptcy Court or as otherwise Allowed to the extent no objection is raised to such Claim prior to the Claims Objection Deadline (the “Administrative Claims Protocol”). For the avoidance of doubt, the Administrative and Priority Claims Reserve shall be funded in the amount of the Administrative and Priority Claims Estimate, regardless of whether any Claims included in the Administrative and Priority Claims Estimate are Reserved Claims. Until each Allowed Administrative and Priority Claim is paid in full, the Cash in the Administrative and Priority Claims Reserve shall not be used for any purpose other than to pay Allowed Administrative Claims (except Professional Claims, which shall be paid from the Professional Claims Reserve), Priority Tax Claims and Other Priority Claims, and, subject to Section 5.11(f), no payments on account of the foregoing Claims shall be made from any source other than the Administrative and Priority Claims Reserve.

The Plan Administrator (i) shall segregate and shall not commingle the Cash held in the Administrative and Priority Claims Reserve and (ii) shall pay each Administrative Claim (except Professional Claims, which shall be paid from the Professional Claims Reserve), Priority Tax Claim and Other Priority Claim, on or as soon as reasonably practicable after the date such Claim becomes an Allowed Claim. After all Administrative Claims (including Professional Claims), Priority Tax Claims and Other Priority Claims are Allowed or Disallowed and the Allowed amounts of such Claims are paid by the Plan Administrator, any remaining Cash in the Administrative and Priority Claims Reserve shall be released and transferred from the Administrative and Priority Claims Reserve to the Excess Reserve.

(c)       GUC Claims Reserve

On or before the Initial Distribution Date, the Plan Administrator shall create one or more GUC Claims Reserve(s). On each Distribution Date, the Distribution Agent, as applicable, shall fund the GUC Claims Reserve(s) in Cash in the amount of the GUC Claims Reserve Amount. Subject to Section 5.11(f), no payments made on account of Disputed General Unsecured Claims that become Allowed General Unsecured Claims after the Effective Date shall be made from any source other than the GUC Claims Reserve. After all Disputed Claims are Allowed or Disallowed and the Allowed amounts of such Claims are paid their respective Pro Rata distribution by the Distribution Agent, any remaining Cash in the GUC Claims Reserve(s) shall be released and transferred to the Excess Reserve.

(d)       Wind-Down Reserve

On or before the Effective Date, the Debtors shall create and fund the Wind-Down Reserve in Cash in the amount set forth in the Wind-Down Budget. Subject to Sections 5.11(e) and 5.11(f), no payments to the Plan Administrator and Plan Administrator Professionals shall be made from any source other than the Wind-Down Reserve. The Plan Administrator shall segregate and shall not commingle the Cash held in the Wind-Down Reserve. Upon the dissolution of the Liquidating Debtors and the conclusion of all wind-down activities of the Plan Administrator, any remaining Cash in the Wind-Down Reserve shall be distributed in accordance with Section 3.02 of the Plan as Aceto Net Distributable Assets and/or Rising Net Distributable Assets in accordance with the Distribution Calculation. The Wind-Down Budget and Wind- Down Reserve may be modified by the Plan Administrator and increased (in each case subject to the reasonable consent of the Oversight Committee (not to be unreasonably withheld) to the extent not disbanded pursuant to Section 5.14) with funds from the Excess Reserve or any other funds available to the Liquidating Debtors (including but not limited to Aceto Net Distributable Assets, Rising Net Distributable Assets, and/or Arsynco Net Distributable Assets) to the extent not distributed.

(e)       Excess Reserve

On or after the Effective Date, the Plan Administrator shall create the Excess Reserve, which shall be funded from (i) remaining Cash (if any) in the Professional Claims Reserve after all Allowed Professional Claims are paid from the Professional Claims Reserve, (ii) remaining Cash (if any) in the Administrative and Priority Claims Reserve after all Administrative Claims, Priority Tax Claims and Other Priority Claims are reserved, Allowed or Disallowed and the Allowed amounts of such Claims are paid from the Administrative and Priority Claims Reserve, and (ii) remaining Cash (if any) in the GUC Claims Reserve(s) after all Disputed Claims are Allowed or Disallowed and the Allowed amounts of such Claims for which funds were deposited in the GUC Claims Reserve(s) are paid from the GUC Claims Reserve. Prior to the payment in full of all Allowed General Unsecured Claims, the Plan Administrator may (but is not required to) (i) utilize funds in the Excess Reserve for further distributions to Holders of Allowed General Unsecured Claims (in accordance with the Distribution Calculation) including additional funding into the GUC Claims Reserve (pursuant to Section 5.11(c)), and (ii) with the reasonable consent of the Oversight Committee (such consent not be unreasonably withheld) to the extent not disbanded pursuant to Section 5.14, transfer funds in the Excess Reserve into the Wind-Down Reserve. Upon the dissolution of the Liquidating Debtors and the conclusion of all wind-down activities of the Plan Administrator, any remaining Cash in the Excess Reserve shall be distributed in accordance with Section 3.02 of the Plan and the Distribution Calculation.

(f)       Other Reserves and Modification to Reserves

Subject to and in accordance with the provisions of the Plan Administrator Agreement and the Wind-Down Budget, the Plan Administrator may establish and administer any other necessary reserves that may be required under the Plan or the Plan Administrator Agreement.

Additionally, and notwithstanding anything to the contrary contained in the Plan, the Plan Administrator may make transfers of money between the reserves established under the Plan to satisfy Claims and other obligations in accordance with the Plan, and may increase any reserve (including from the Aceto Net Distributable Assets, Rising Net Distributable Assets, and/or Arsynco Net Distributable Assets, as applicable) based on Allowed Administrative Claims or Allowed Priority Claims to the extent that the amounts originally funded into the reserves are insufficient to satisfy such Claims.

For the further avoidance of doubt, and notwithstanding anything herein to the contrary, (i) all reserves established under the Plan shall not be construed as a cap or limitation on the allowance and payment of any Administrative Claims or Priority Claims; and (ii) to the extent that the Wind-Down Reserve and Wind-Down Budget is insufficient to satisfy all wind-down costs and expenses of the Liquidating Debtors, no distributions shall be made to Holders of Interests in Aceto, Allowed Subordinated Claim against the Aceto Chemical Plus Debtors and Allowed Subordinated Claims against the Rising Pharma Debtors (i.e. Classes 4A, 4B and 6A) unless and until the Wind-Down Reserve is increased by the Plan Administrator (with the prior reasonable consent of the Oversight Committee (to the extent not disbanded pursuant to Section 5.14), which consent shall not be unreasonably withheld) with available funds from the Aceto Net Distributable Assets and/or Rising Net Distributable Assets in an amount sufficient to satisfy all wind-down costs and expenses of the Liquidating Debtors.

Section 5.12.       Exemption from Certain Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment to the fullest extent contemplated by section 1146(a) of the Bankruptcy Code, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall be directed to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Section 5.13.       Preservation of Causes of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code, the Debtors and their Estates shall retain all of the Debtors’ Causes of Action (including those Causes of Action to be identified in the Plan Supplement) other than any Causes of Action that are Purchased Assets under the Chemical Plus Purchase Agreement or Pharma Purchase Agreement or otherwise expressly released pursuant to the terms of this Plan or an order of the Bankruptcy Court, including the Final DIP Order, and such retained Causes of Action of the Debtors shall remain vested in the Liquidating Debtors on the Effective Date. The Plan Administrator may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including, without limitation, any actions or categories of actions specifically enumerated in a list of retained Causes of Action contained in the Plan Supplement, and such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date or the dissolution of the Debtors. The Plan Administrator, subject to Section 5.14 but otherwise in its sole discretion, shall determine whether to bring, settle, release, compromise, or enforce such Causes of Action (or decline to do any of the foregoing), and shall not be required to seek further approval of the Bankruptcy Court for such action. The Plan Administrator may pursue Causes of Action in accordance with the best interests of the beneficiaries of the Debtors’ estates. No Entity may rely on the absence of a specific reference in this Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Plan Administrator will pursue or not pursue any and all available Causes of Action. The Plan Administrator and Liquidating Debtors expressly reserve all rights to prosecute any and all Causes of Action of the Debtors against any Entity, except as otherwise expressly provided in the Plan or to the extent released pursuant to other Orders of the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in this Plan or an order of the Bankruptcy Court, the Plan Administrator expressly reserves all of the Debtors’ Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or consummation of the Plan.

Section 5.14.       Oversight Committee

(a)      As of the Effective Date, a post-confirmation committee to oversee certain actions of the Plan Administrator (the “Oversight Committee”) shall be formed. The Oversight Committee shall be comprised of three (3) members to be designated by the Creditors’ Committee and reasonably acceptable to the Debtors. The members of the Oversight Committee shall be identified in the Plan Supplement and (i) may include the Notes Indenture Trustee and one Holder of the Notes and (ii) shall include at least one creditor that is a Holder of General Unsecured Claim(s) against the Rising Pharma Debtors (or a designee of such Holder of General Unsecured Claim(s) against the Rising Pharma Debtors); provided that to the extent all Class 3A Holders of Allowed General Unsecured Claims against the Aceto Chemical Plus Debtors are paid in full as set forth in Section 3.02(c), any such Notes Indenture Trustee, Holder of the Notes or other Class 3A creditor that is a member of the Oversight Committee (and does not also hold an Allowed Class 3B General Unsecured Claim against the Rising Pharma Debtors that has not been paid in full as set forth in Section 3.02(d)) shall be deemed to have automatically resigned from the Oversight Committee. Upon the death or resignation (or deemed resignation) of a member of the Oversight Committee, the remaining members of the Oversight Committee shall fill the applicable vacancy on the Oversight Committee, subject to the reasonable consent of the Plan Administrator, which consent shall not be unreasonably withheld.

After the Effective Date, and until the Oversight Committee is dissolved and discharged, the Plan Administrator shall provide quarterly reports to the Oversight Committee in connection with the wind-down of the Liquidation Debtors and first consult with and seek the reasonable consent of the Oversight Committee (such consent not to be unreasonably withheld) regarding any of the following:

(i)      the filing or commencement of any additional Causes of Action (other than objections to Claims or Interests) to the extent not filed or otherwise commenced prior to the Effective Date;

(ii)      the settlement or resolution of any Claims or Causes of Action to the extent that the Plan Administrator proposes a settlement (including providing for an Allowed Claim) in the amount of $500,000 and above;

(iii)      the retention of additional Professionals (to the extent not specified in the Plan Administrator Agreement as being retained by the Plan Administrator from and after the Effective Date); and

(iv)      changes to the Wind-Down Budget (which changes shall, as set forth in Section 5.11(d), be subject to the reasonable consent of the Oversight Committee (such consent not to be unreasonably withheld)).

Additionally, the Plan Administrator will consult with the Oversight Committee with respect to any material issues regarding any tax, regulatory or other governmental filing(s) in connection with the wind-down of the Liquidating Debtors.

(b)      Plan Administrator Control/Dispute Resolution: The Plan Administrator shall have complete control over the day-to-day decisions and operations of the Liquidating Debtors except as provided for in Section 5.14(a), elsewhere in the Plan, or in the Plan Administrator Agreement. To the extent that the Oversight Committee and Plan Administrator disagree regarding a proposed action by, or course of conduct for, the Liquidating Debtors falling under Sections 5.14(a)(i) through (iv) above, prior to taking such proposed action or proceeding with such conduct, the matter shall be brought before the Bankruptcy Court on the condition that the party seeking such Bankruptcy Court determination shall certify that the parties met and conferred (or had previously met and conferred) regarding such proposed action by or course of conduct in good faith and were unable to reach resolution. The Bankruptcy Court shall decide the dispute utilizing such standards and reasoning as the Bankruptcy Court deems appropriate under the circumstances.

(c)      The Oversight Committee shall have the rights to: employ and compensate professionals on behalf of the Oversight Committee (subject to the agreed-upon budgeted amounts for such professionals as set forth in the Wind-Down Budget), and as further set forth in the Plan Administrator Agreement.

(d)      Members of the Oversight Committee shall receive no compensation from the Debtors, the Liquidating Debtors or the Plan Administrator on account of their membership on the Oversight Committee except for reimbursement of their reasonable out of pocket expenses (which, for the avoidance of doubt, shall not include the fees or expenses of any professionals retained individually or independently by any member of the Oversight Committee). The Oversight Committee itself will be reimbursed in accordance with the Wind-Down Budget for professional fees of the Oversight Committee Upon the earlier to occur of (i) the dissolution of the Liquidating Debtors or (ii) the payment in full of Allowed General Unsecured Claims in Class 3A and 3B as provided in the Plan, the Oversight Committee shall be automatically disbanded and its members shall have no further duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan and its implementation.

(e)      Indemnification: The Liquidating Debtors shall indemnify and hold harmless (i) the Oversight Committee, its members and the Oversight Committee’s Professionals (collectively, the “OC Indemnified Parties”), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to costs and expenses of investigating, analyzing and responding to claims, and attorneys’ fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than acts or omissions resulting from such OC Indemnified Party’s willful misconduct or gross negligence, with respect to the Oversight Committee’s implementation or administration of the Plan or the Plan Administrator Agreement or its oversight of the Plan Administrator. To the extent an OC Indemnified Party asserts a claim for indemnification as provided above, the legal fees and related costs incurred by counsel to the OC Indemnified Party in monitoring and participating in the defense of such claims giving rise to the asserted right of indemnification shall be advanced to such OC Indemnified Party (and such OC Indemnified Party undertakes to repay such amounts if it ultimately shall be determined through a Final Order that such OC Indemnified Party is not entitled to be indemnified therefore) out of the Wind-Down Reserve or any available Insurance Contracts, including insurance purchased using the Wind-Down Reserve. These indemnification provisions shall remain available to and be binding upon any former member of the Oversight Committee or the decedent's estate of any former Oversight Committee member, and shall survive the termination of the Oversight Committee.

(f)      Exculpation: The Plan Administrator Agreement shall provide for the exculpation of each OC Indemnified Parties to the fullest extent permitted by applicable law.

Section 5.15.      Insured Claims. Notwithstanding anything to the contrary contained herein, to the extent any Insurance Contract(s) provides coverage with respect to any General Unsecured Claim or Subordinated Claim, the Holder of such Claim shall, without duplication, (a) be paid only to the extent of any available coverage under any applicable Insurance Contract(s), and (b) if such Claim is entitled to receive the treatment provided for in this Plan for Allowed General Unsecured Claims or Allowed Subordinated Claims, be paid only to the extent the applicable Insurance Contract(s) does not provide coverage with respect to any portion of the Claim. If the Holder of any such Claim has received payment under this Plan and under any Insurance Contract that results in a double recovery, then (i) the Holder shall be required to return the amount received under the Plan, to the extent of such double recovery, to the Plan Administrator (for the benefit of the relevant Liquidating Debtor(s), and (ii) the Plan Administrator and relevant Liquidating Debtor(s) shall be entitled to commence legal action against such Holder, if necessary, to recover such double recovery in accordance with this Plan.

Section 5.16.     Preservation of Privilege and Defenses.

The Confirmation Order shall provide that, on the Effective Date, all of the Debtors’ privileges and work product, including but not limited to any attorney-client privilege or work- product privilege attaching to any documents or communications (whether written or oral), related to Causes of Action, shall be maintained by the Plan Administrator, which will have exclusive authority to waive or not waive the Debtors’ privileges in its sole discretion. The Confirmation Order shall further provide that nothing in the Plan (including this Section 5.16) or the Confirmation Order is intended to, does, or may be construed to expand the privileges or other protections against disclosure, if any, belonging to the Debtors as of the Effective Date, it being understood that the purpose of this Section 5.16 and any corresponding provisions in the Confirmation Order is to ensure that any privileges and other protections against disclosure existing as of the Effective Date are preserved and are not waived.

The Plan Administrator will seek to preserve and protect all applicable privileges and work product vested in the Liquidating Debtors. The Plan Administrator’s receipt of such information shall not waive any privileges and such privileges are preserved. The Liquidating Debtors and the individual directors, officers or members/managers of the Debtors shall remain in control of all of their respective privileges (subject to the provisions of the foregoing paragraphs), and the Liquidating Debtors, and the individual directors, officers or members/ managers of the Debtors, each as applicable, retain the right to waive their own privileges prospectively.

Section 5.17.      Books and Records. On the Effective Date, all books and records of the Debtors that were not required to be transferred to the Chemical Plus Buyer or Pharma Buyer pursuant to the terms of the Chemical Plus Purchase Agreement or the Pharma Purchase Agreement shall be transferred to the Liquidating Debtors

The Plan Administrator shall be free, in its discretion (subject to consultation with the Oversight Committee, to the extent not disbanded pursuant to Section 5.14) to abandon, destroy or otherwise dispose of any books and records in compliance with applicable non-bankruptcy law at any time on and after the Effective Date, upon reasonable notice to parties in interest, including relevant governmental entities. With respect to any books and records that are not, in the view of the Plan Administrator, relevant for the continuing prosecution of any objections to Claims, defense of any potential Claims or actions against the Debtors or Liquidating Debtors, any Causes of Action, or the wind-down of the Debtors’ Estates, the Plan Administrator shall be free, in its discretion (subject to consultation with the Oversight Committee, to the extent not disbanded pursuant to Section 5.14) to abandon, destroy or otherwise dispose of such books and records in compliance with applicable non-bankruptcy law at any time on and after the Effective Date, without the need for any other Order of the Bankruptcy Court and shall have no liability for same. Notwithstanding the foregoing, the Plan Administrator will not abandon, destroy or otherwise dispose of any books and records responsive to a pending subpoena of the United States Securities and Exchange Commission or the antitrust division of the United States Department of Justice without prior consultation and approval of the United States Securities and Exchange Commission or United States Department of Justice, as applicable, or order of the Bankruptcy Court.

Section 5.18.      Stipulated Administrative Expense Settlement Claims. Without any further notice to, or action, order, or approval of the Bankruptcy Court, the Debtors or the Liquidating Debtors, as applicable, shall pay, on the Effective Date (or as soon thereafter as the notice described below is provided, the notice period expires and no objection is raised) all then- outstanding unpaid Stipulated Administrative Expense Settlement Claims. The Debtors or Liquidating Debtors (as applicable), the Creditors’ Committee, and the U.S. Trustee may object to the amounts sought in the Stipulated Administrative Expenses Settlement Claims solely with respect to the reasonableness of any such fees and expenses during the ten-day period following notice thereof, which notice (and copies of any fee statements/invoices, which fee statements/invoices shall be reasonably detailed (but may include redactions for privilege) and not provided in summary fashion) shall be provided to the Debtors or Liquidating Debtors (as applicable), the Creditors’ Committee, and the U.S. Trustee by no later than ten (10) days following the Effective Date. Any objection that is not promptly resolved will be subject to resolution by the Bankruptcy Court pursuant to a Final Order. All amounts not objected to in accordance with this section shall be paid promptly and any amounts objected to and subject to resolution of the Bankruptcy Court shall be reserved for in the Administrative and Priority Claims Reserve.

ARTICLE VI

UNEXPIRED LEASES AND EXECUTORY CONTRACTS

Section 6.01.      Executory Contracts and Unexpired Leases to Be Rejected. Upon the occurrence of the Effective Date, each Executory Contract and Unexpired Lease shall be deemed rejected in accordance with, and subject to, sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such Executory Contract or Unexpired Lease: (i) is listed on the Schedule of Assumed Executory Contracts contained in the Plan Supplement; (ii) has been previously assumed by the Debtors by Final Order of the Bankruptcy Court or has been assumed by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date; (iii) is the subject of a motion to assume pending as of the Effective Date; (iv) is an Insurance Contract; or (v) is otherwise assumed pursuant to the terms herein. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Counterparties to Executory Contracts or Unexpired Leases that are deemed rejected as of the Effective Date shall have the right to assert any Claim on account of the rejection of such Executory Contracts or Unexpired Leases subject to compliance with the requirements herein.

(a)      Preexisting Obligations to Debtors. Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Debtors, the Liquidating Debtors, and the Plan Administrator expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties, or continued maintenance obligations on goods previously purchased by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts.

(b)      Rejection Damages Claim Procedures. Unless otherwise provided by a Bankruptcy Court order, any proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Claims and Solicitation Agent no later than 30 days after the later of the Effective Date, the effective date of rejection, or the date notice of such rejection is transmitted by the Debtors or the Plan Administrator, as applicable, to the counterparty to such Executory Contract or Unexpired Lease. Any proofs of Claim arising from the rejection of Executory Contracts or Unexpired Leases that are not timely filed shall be Disallowed automatically and forever barred, estopped, and enjoined from assertion and shall not be enforceable against the Debtors or the Liquidating Debtors, without the need for any objection by the Plan Administrator or any further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied and released, notwithstanding anything in the Schedules or a proof of Claim to the contrary. All Allowed Claims arising from the rejection of Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims.

(c)      Reservation of Rights. Notwithstanding anything to the contrary herein, prior to the Effective Date, the Debtors may amend their decision with respect to the rejection of any Executory Contract or Unexpired Lease.

Section 6.02.      Executory Contracts to Be Assumed. Upon the occurrence of the Effective Date, each Executory Contract that is listed on the Schedule of Assumed Executory Contracts contained in the Plan Supplement, shall be deemed assumed, in accordance with, and subject to, sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

The Confirmation Order will constitute an order of the Bankruptcy Court approving such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. To the extent any provision in any Executory Contract assumed pursuant to the Plan (including any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Liquidating Debtors’ assumption of such Executory Contract, then such provision shall be deemed modified such that the transactions contemplated by the Plan will not entitle the non-Debtor party thereto to terminate such Executory Contract or to exercise any other default-related rights with respect thereto. Each Executory Contract assumed pursuant to this Article VI of the Plan will revest in the Liquidating Debtors and be fully enforceable by the Plan Administrator on behalf of the Liquidating Debtors, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

(a)      Modifications, Etc. Unless otherwise provided in the Plan, each Executory Contract that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements have been previously rejected or repudiated or are rejected or repudiated pursuant to this Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(b)      Proofs of Claim Based on Assumed Contracts or Leases. Any and all proofs of Claim based on Executory Contracts or Unexpired Leases that have been assumed or assumed and assigned in the Chapter 11 Cases, including hereunder, except proofs of Claim asserting Cure Amounts, pursuant to the order approving such assumption or assumption and assignment, including the Sale Orders and the Confirmation Order, shall be deemed Disallowed and expunged from the Claims register as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)      Cure Proceedings and Payments. With respect to each of the Executory Contracts assumed hereunder, the Debtors or the Plan Administrator shall designate a proposed Cure Amount, and the assumption of such Executory Contract shall be conditioned upon the disposition of all issues with respect to the Cure Amount. Except as otherwise set forth on the Schedule of Assumed Executory Contracts, the Cure Amount with respect to each of the Executory Contracts assumed hereunder is designated by the Debtors as zero dollars, subject to the determination of a different Cure Amount pursuant to the procedures set forth herein (including Section 6.02(e) below) and in the Cure Notices. Except with respect to Executory Contracts for which the Cure Amount is zero dollars, or for which the Cure Amount is in dispute, the Cure Amount shall be satisfied by the Liquidating Debtors, if any, by payment of the Cure Amount in Cash within 30 days following the occurrence of the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as may be ordered by the Bankruptcy Court or agreed upon by the parties to the applicable Executory Contract without any further notice to or action, order, or approval of the Bankruptcy Court.

Any provisions or terms of the Executory Contracts to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by payment of the Cure Amount, or by an agreed-upon waiver of the Cure Amount. If there is a dispute regarding such Cure Amount, the ability of the Liquidating Debtors to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the Cure Amount shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption, or as may be agreed upon by the Debtors or the Plan Administrator, as applicable, and the counterparty to the Executory Contract; provided, however, that the Debtors or the Plan Administrator, as applicable, shall have the right either to reject or nullify the assumption of any Executory Contract after entry of a Final Order determining the Cure Amount or any request for adequate assurance of future performance required to assume such Executory Contract.

Assumption of any Executory Contract pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cure Amount, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract at any time prior to the effective date of assumption, as applicable.

(d)      Cure Notice. No later than seven days before the Confirmation Hearing, the Debtors shall serve upon counterparties to such Executory Contracts a Cure Notice that will (i) notify the counterparty of the proposed assumption of the applicable Executory Contract, (ii) list the applicable Cure Amount, if any, set forth on the Schedule of Assumed Executory Contracts, (iii) describe the procedures for filing objections to the proposed assumption of the applicable Executory Contract, (iv) describe the procedures for filing objections to the proposed Cure Amount of the applicable Executory Contract, and (v) explain the process by which related disputes will be resolved by the Bankruptcy Court. If no objection is timely received, (A) the non-Debtor party to the assumed Executory Contract shall be deemed to have consented to the assumption of the applicable Executory Contract and shall be forever barred from asserting any objection with regard to such assumption, and (B) the proposed Cure Amount shall be controlling, notwithstanding anything to the contrary in any applicable Executory Contract or other document as of the date of the filing of the Plan, and the non-Debtor party to an applicable Executory Contract shall be deemed to have consented to the Cure Amount and shall be forever barred from asserting, collecting, or seeking to collect any additional amounts relating thereto against the Debtors or the Liquidating Debtors, or the property of any of them.

(e)      Cure Objections. If a proper and timely objection to the Cure Notice or proposed Cure Amount was filed by the Cure Objection Deadline, the Cure Amount shall be equal to (i) the amount agreed to between the Debtors or Plan Administrator, as applicable, and the applicable counterparty or (ii) to the extent the Debtors or Plan Administrator and counterparty do not reach an agreement regarding any Cure Amount or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure Amount and any related issues. Objections, if any, to the proposed assumption and/or Cure Amount must be in writing, filed with the Bankruptcy Court, and served in hard-copy form on the parties identified in the Cure Notice so that they are actually received by the Cure Objection Deadline.

(f)      Hearing with Respect to Objections. If an objection to the proposed assumption of an Executory Contract and/or to the proposed Cure Amount thereof is timely filed and received in accordance with the procedures set forth in Section 6.02(e) of the Plan, and the parties do not reach a consensual resolution of such objection, a hearing with respect to such objection shall be held at such time scheduled by the Bankruptcy Court or the Debtors or the Plan Administrator, as applicable. Objections to the proposed Cure Amount or assumption of an Executory Contract will not be treated as objections to Confirmation of the Plan.

(g)      Reservation of Rights. Notwithstanding anything to the contrary herein, prior to the Effective Date, the Debtors may amend their decision with respect to the assumption of any Executory Contract and provide a new notice amending the information provided in the applicable notice. In the case of an Executory Contract designated for assumption that is the subject of a Cure Amount objection that has not been resolved prior to the Effective Date, the Debtors or the Plan Administrator, as applicable, may designate such Executory Contract for rejection at any time prior to the payment of the Cure Amount, as set forth in Section 6.02(c) of the Plan.

Section 6.03.      General Reservation of Rights. Neither the exclusion nor inclusion of any contract or lease on the Schedule of Assumed Executory Contracts, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Debtors, the Liquidating Debtors, the Plan Administrator, or any of their Affiliates, has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Plan Administrator, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

Section 6.04.      Insurance Contracts. Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Supplement, the Plan Administrator Agreement, the Confirmation Order, any bar date order or notice or claim objection order, any other document related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction or release, or requires a party to opt in to any releases, or any provision that sets a reserve): (a) all Insurance Contracts shall continue in effect after the Effective Date pursuant to their respective terms and conditions and shall be treated, to the extent necessary, as if assumed by the Plan Administrator on behalf of the Liquidating Debtors, and subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute both approval of such assumption pursuant to sections 105 and 365 of the Bankruptcy Code and a finding by the Bankruptcy Court that such assumption is in the best interests of the Estates; (b) all rights and obligations of the Debtors under any Insurance Contracts shall automatically become vested in the Liquidating Debtors (with such rights to be enforceable by the Plan Administrator on behalf of the Liquidating Debtors), unaltered and without necessity for further approvals or orders and nothing shall alter the legal, equitable or contractual rights, obligations and defenses of the Debtors and the Insurers under the Insurance Contracts or modify the coverage provided thereunder or the terms and conditions thereof except that on and after the Effective Date, the Plan Administrator on behalf of the Liquidating Debtors, shall become and remain liable for all of the Debtors’ obligations under the Insurance Contracts regardless of whether such obligations arise before or after the Effective Date and without the need or requirement for any Insurer to file a proof of Claim or Administrative Claim. For the avoidance of doubt, the Debtors or the Plan Administrator on behalf of the Liquidating Debtors, as applicable, shall retain the right, if any, to challenge any amounts owed under the Insurance Contracts in accordance with their terms; and (c) the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article IX of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Court, solely to permit: (I) claimants with valid workers’ compensation claims or direct action claims against an Insurer under applicable non- bankruptcy law to proceed with their claims; (II) the Insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (A) workers’ compensation claims, (B) claims where a claimant asserts a direct claim against any Insurer under applicable non- bankruptcy law, or an order has been entered by the Bankruptcy Court granting a claimant relief from the automatic stay to proceed with its claim, and (C) all costs in relation to each of the foregoing; and (III) the Insurers to cancel any Insurance Contracts, and take other actions relating thereto, to the extent permissible under applicable non-bankruptcy law, and in accordance with the terms of the Insurance Contracts.

The Debtors or the Plan Administrator on behalf of the Liquidating Debtors, as the case may be, shall maintain D&O Policies providing coverage for those insureds currently covered by such policies for the remaining term of such policies and shall maintain runoff policies or tail coverage under policies in effect as of the Effective Date for a period of six years from the closing of the Chemical Plus Sale, to the fullest extent permitted by such provisions (subject to the Wind-Down Budget), in each case insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such insureds in at least the scope and amount as currently maintained by the Debtors; provided, however, that nothing in the Plan or the Confirmation Order alters the terms and conditions of the D&O Policies. Nothing in this Plan shall be deemed to impair any Entity’s claim, if any, to proceeds of the D&O Policies or the priority of payment on such claim, if any, under the D&O Policies.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

Section 7.01.      Determination of Claims and Interests. After the Effective Date, the Plan Administrator shall have and retain any and all rights and defenses the Debtors had with respect to any Claim or Interest immediately prior to the Effective Date, including the Causes of Action retained pursuant to Section 5.13 of the Plan, except with respect to any Claim or Interest deemed Allowed under the Plan or other order of the Bankruptcy Court.

Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date, including the Confirmation Order, no Claim or Interest shall become an Allowed Claim or Interest unless and until such Claim or Interest is deemed Allowed (including to the extent no objection to such Claim or Interest is filed on or prior to the Claim Objection Deadline) or the Bankruptcy Court has entered a Final Order, including the Confirmation Order, in the Chapter 11 Cases allowing such Claim or Interest. All settled Claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court, pursuant to Bankruptcy Rule 9019 or otherwise, shall be binding on all parties. For the avoidance of doubt, any Claim determined and liquidated pursuant to (a) an order of the Bankruptcy Court or (b) applicable non-bankruptcy law (which determination has not been stayed, reversed, or amended and as to which determination or any revision, modification, or amendment thereof as to which the time to appeal or seek review or rehearing has expired and no appeal or petition for review or rehearing was filed or, if filed, remains pending) shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with this Plan.

Nothing contained in this Section 7.01 shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors or the Liquidating Debtors may have against any Entity in connection with or arising out of any Claim, including any rights under section

157(b) of title 28 of the United States Code.

Section 7.02.     Claims Administration Responsibility. Notwithstanding anything to the contrary herein, after the Effective Date, the Plan Administrator shall, subject to Section 5.14 and the Plan Administrator Agreement, retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving all Claims, including, in each case, (i) filing, withdrawing, or litigating to judgment objections to Claims or Interests, (ii) settling or compromising any Disputed Claim or Disputed Interest without any further notice to or action, order, or approval by the Bankruptcy Court, and (iii) administering and adjusting the Claims register to reflect any such settlements or compromises, all without any further notice to or action, order, or approval by the Bankruptcy Court.

Section 7.03.      Objections to Claims. Unless otherwise extended by the Bankruptcy Court, any objections to Claims (other than Administrative Claims) shall be served and filed on or before the Claims Objection Deadline (or such later date as may be established by the Bankruptcy Court upon request of the Plan Administrator and prior notice to the Oversight Committee but without further notice to any other party-in-interest). Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the Holder of the Claim if the Debtors or the Plan Administrator effect service in any of the following manners: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) to the extent counsel for a Holder of a Claim or Interest is unknown, by first class mail, postage prepaid, on the signatory on the proof of Claim or other representative identified on the proof of Claim or any attachment thereto (or at the last known addresses of such Holder if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address); or (c) by either first class mail, postage prepaid, or email, on any counsel that has appeared on behalf of the Holder of the Claim in the Chapter 11 Cases and has not withdrawn such appearance.

Section 7.04.      Disallowance of Claims. Except as otherwise agreed, any and all proofs of Claim filed after the applicable deadline for filing such proofs of Claim shall be deemed Disallowed and expunged as of the Effective Date without any further notice to, or action, order, or approval of the Bankruptcy Court, and Holders of such Claims shall not receive any distributions on account of such Claims, unless any such late proof of Claim is deemed timely filed by a Final Order of the Bankruptcy Court.

Nothing herein shall in any way alter, impair, or abridge the legal effect of the Bar Date Order, or the rights of the Debtors, the Plan Administrator, or other parties-in-interest to object to Claims on the grounds that they are time barred or otherwise subject to disallowance or modification. Nothing in this Plan shall preclude amendments to timely filed proofs of Claim to the extent permitted by applicable law.

All Claims of any Entity from which property is sought by the Debtors under section 542,543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Plan Administrator allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be Disallowed if (a) the Entity, on the one hand, and the Debtors or the Plan Administrator, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

Section      7.05. Estimation of Claims. Before the Effective Date, the Debtors and after the Effective Date, the Plan Administrator, may (but are not required to) at any time request that the Bankruptcy Court estimate a Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Disputed Claim, including during the litigation of any objection to any Disputed Claim or during the pendency of any appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of funding any applicable reserves), without prejudice to the Holder of such Claim’s right to request that estimation should be for the purpose of determining the Allowed amount of such Claim, and the Plan Administrator may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. All estimation procedures set forth in the Plan shall be applied in accordance with section 502(c) of the Bankruptcy Code. Disputed Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Plan or the Bankruptcy Court.

Section 7.06.      No Interest on Disputed Claims. Unless otherwise specifically provided for in this Plan (including Section 3.02 hereof) or as otherwise required by section 506(b) of the Bankruptcy Code, postpetition interest shall not accrue or be paid on Claims or Interests, and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim or Interest. Additionally, and without limiting the foregoing, unless otherwise specifically provided for in this Plan or as otherwise required by section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made, when and if such Disputed Claim becomes an Allowed Claim.

Section 7.07.      Amendments to Claims. On or after the Effective Date, except as otherwise provided herein, a Claim may not be filed or amended without the authorization of the Bankruptcy Court or the Liquidating Debtors, and, to the extent such authorization is not received, any such new or amended Claim filed shall be deemed Disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court and the Claims and Solicitation Agent is authorized to immediately expunge any such Claim.

ARTICLE VIII

PROVISIONS GOVERNING DISTRIBUTIONS

Section 8.01.      Timing of Distributions for Allowed Claims. Except as otherwise provided for herein (including as set forth in Sections 8.12 and 8.13) or ordered by the Bankruptcy Court, distributions under this Plan with respect to Allowed Claims shall be made on the later of (a) the Initial Distribution Date or (b) on the first Periodic Distribution Date occurring after the later of, (i) 30 days after the date when a Claim is Allowed or (ii) 30 days after the date when a Claim becomes payable pursuant to any agreement between the Debtors, the Liquidating Debtors, the Plan Administrator, and the Holder of such Claim; provided, however, that the Plan Administrator may make one-time distributions on a date that is not a Periodic Distribution Date.

Section 8.02.      Currency. Except as otherwise provided in the Plan or Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate as of the Effective Date at 4:00 p.m. prevailing Eastern Time, mid-range spot rate of exchange for the applicable currency as published in the next The Wall Street Journal following the Effective Date.

Section 8.03.      Distribution Agent. The Distribution Agent shall make all distributions required under this Plan, subject to the terms and provisions of this Plan. If the Distribution Agent is an independent third party designated to serve in such capacity, such Distribution Agent shall receive, without further Court approval, reasonable compensation from the Wind-Down Reserve for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses. No Distribution Agent shall be required to give any bond or surety or other security for the performance of its duties. The Distribution Agent shall be authorized and directed to rely upon the Debtors’ books and records and, as applicable, the Plan Administrator’s representatives and professionals in determining Allowed Claims not entitled to distributions under the Plan in accordance with the terms and conditions of this Plan. The Distribution Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

Section 8.04.      Claims Administered by Servicers. In the case of Holders of Claims governed by an agreement and administered by a Servicer, including the Notes Indenture Trustee with respect to the Allowed Notes Claims, the Servicer shall be deemed to be the Holder of such Claims for purposes of distributions to be made hereunder. The Distribution Agent shall make all distributions on account of such Claims to the Servicers or as directed by the Servicers, in the Servicers’ sole discretion. Each Servicer shall, at its option, hold or direct such distributions for the beneficial Holders of such Allowed Claims, as applicable; provided, however, that the Servicer shall retain all rights under its respective agreement in connection with delivery of distributions to the beneficial Holders of such Allowed Claims, including rights on account of its charging lien as set forth in the relevant Notes Indenture; provided, further, however, that the Debtors’ and the Liquidating Debtors’ obligations to make distributions pursuant to this Plan shall be deemed satisfied upon delivery of distributions to the relevant Servicer (including the Notes Indenture Trustee with respect to the Allowed Notes Claims) or any Entity or Entities designated by the Servicers. The Servicers shall not be required to give any bond, surety, or other security for the performance of their duties with respect to such distributions.

Section 8.05.     Distributions on Claims Allowed After the Effective Date.

(a)      No Distributions Pending Allowance. No payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order of the Bankruptcy Court, and the Disputed Claim has become an Allowed Claim.

(b)      Special Rules for Distributions to Holders of Disputed Claims. Notwithstanding any provision to the contrary in the Plan, and except as otherwise agreed by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. All distributions made pursuant to the Plan on account of a Disputed Claim that is later deemed an Allowed Claim by the Bankruptcy Court shall be made together with any other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Holders of Allowed Claims included in the applicable Class; provided, however, that no interest shall be paid on account of such Allowed Claims unless required under applicable bankruptcy law.

(c)      Distributions from GUC Claims Reserve. The Plan Administrator shall establish and administer the GUC Claims Reserve. Each Holder of a Disputed General Unsecured Claim that becomes an Allowed General Unsecured Claim after the Effective Date shall receive the treatment set forth in Section 3.02 of the Plan. On each Periodic Distribution Date, all amounts in the GUC Claims Reserve on account of (A) the DPO Claim to the extent it is conclusively determined that the Other Creditors’ Threshold will not and cannot be satisfied, or (B) a Disputed General Unsecured Claim that has become Disallowed in whole or in part (or has been Allowed in an amount less than its Provisionally Allowed amount) shall be available for distribution to Holders of Allowed General Unsecured Claims in Classes 3A, 3B, 3C and/or 3D (depending on which Estates funded the GUC Claims Reserve).

(d)      Withholding and Reporting Requirements. In connection with the consummation of this Plan, to the extent applicable, the Debtors, the Liquidating Debtors, the Plan Administrator and Distribution Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements. Notwithstanding the above, each Holder of an Allowed Claim or Allowed Interest that is to receive a Distribution under this Plan shall have the sole and exclusive responsibility for providing any requested Tax Information or documentation to the Distribution Agent, and for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding and other tax obligations, on account of such Distribution. The Debtors, the Liquidating Debtors, the Plan Administrator and the Distribution Agent each have the right, but not the obligation, to not make a Distribution until such Holder has (i) made arrangements satisfactory to any disbursing party for payment of any such tax obligations and (ii) provided any requested Tax Information or documentation to the Distribution Agent. The Debtors, the Liquidating Debtors, the Plan Administrator and the Distribution Agent may require, as a condition to receipt of a Distribution, that the Holder of an Allowed Claim or Interest in Aceto complete and return a Form W-8 or W-9, or other applicable form, as applicable to each such Holder, and additional Tax Information. If the Debtors, Liquidating Debtors or Plan Administrator make such a request and the Holder fails to comply before the date that is 90 days after the request is made, the amount of such Distribution shall irrevocably revert to the Liquidating Debtors and any Claim or Interest in respect of such Distribution shall be disallowed and forever barred from receiving a Distribution under this Plan.

Section 8.06.     Delivery of Distributions.

(a)      Record Date for Distributions. As of 5:00 p.m. (prevailing Eastern Time) on the Distribution Record Date, the transfer registers for Claims shall be closed. The Distribution Agent shall have no obligation to recognize the transfer or sale of any Claim that occurs after such time on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make distributions only to those Holders who are Holders of Claims as of 5:00 p.m. on the Distribution Record Date. Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule

3001 on or prior to 5:00 p.m. (prevailing Eastern Time) on the Distribution Record Date shall be treated as the Holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

(b)      Cash Distributions. Distributions of Cash may be made either by check drawn on a domestic bank or wire transfer from a domestic bank, at the option of the Distribution Agent, except that Cash payments made to foreign creditors may be made in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

(c)      Address for Distributions. Distributions to Holders of Allowed Claims shall be made by the Distribution Agent or the appropriate Servicer (i) at the addresses set forth on the proofs of Claim filed by such Holders of Claims (or at the last known addresses of such Holders of Claims if no proof of Claim is filed or if the Debtors or the Distribution Agent have been notified in writing of a change of address), (ii) at the addresses set forth in any written notices of address changes delivered to the Distribution Agent after the date of any related proof of Claim, (iii) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address, or (iv) in the case of a Holder of a Claim whose Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer. The Debtors, the Liquidating Debtors, and the Distribution Agent shall not incur any liability whatsoever on account of any distributions under the Plan.

(d)      Undeliverable Distributions. If any distribution to a Holder of a Claim is returned as undeliverable, no further distributions to such Holder of such Claim shall be made unless and until the Distribution Agent or the appropriate Servicer is notified of then-current address of such Holder of the Claim, at which time all missed distributions shall be made to such Holder of the Claim without interest on the next Periodic Distribution Date. Amounts in respect of undeliverable distributions shall be returned to the Liquidating Debtors’ Estate from which such distribution originated.

(e)      Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of four (4) months after such distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revert to and vest in the Liquidating Debtors free of any restrictions thereon. Upon vesting, the Claim of any Holder or successor to such Holder with respect to such property shall be cancelled and forever barred, notwithstanding federal or state escheat, abandoned, or unclaimed property laws to the contrary. The provisions of the Plan regarding undeliverable distributions, de minimis distributions, and Unclaimed Distributions shall apply with equal force to distributions that are issued by the Distribution Agent made pursuant to any indenture or Certificate (but only with respect to the initial distribution by the Servicer to Holders that are entitled to be recognized under the relevant indenture or Certificate and not with respect to Entities to whom those recognized Holders distribute) and Holders of Allowed Interest in Aceto (to the extent entitled to any distributions), and notwithstanding any provision in such indenture, Certificate or otherwise to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned, or unclaimed property law.

(f)      De Minimis Distributions. Notwithstanding any other provision of the Plan to the contrary, the Distribution Agent and any Servicer shall not be required to make a distribution on account of an Allowed Claim if (i) the aggregate amount of all distributions authorized to be made on the Periodic Distribution Date in question is or has a value less than $50.00; provided, however, that the Distribution Agent shall make, or cause to be made, a distribution on a Periodic Distribution Date of less than $50.00 if the Distribution Agent expects that such Periodic Distribution Date shall be the final Periodic Distribution Date; or (ii) the amount to be distributed to the specific Holder of the Allowed Claim on the particular Periodic Distribution Date does not both (x) constitute a final distribution to such Holder and (y) have a value of at least $50.00.

To the extent that any final Distribution would be de minimis or otherwise impracticable in the judgment of the Plan Administrator, the Plan Administrator may donate any such remaining funds to a 501(c)(3) charity such as the New Jersey Bankruptcy Lawyers Foundation.

Section 8.07.      Surrender of Securities or Instruments. As soon as practicable after the Effective Date, each Holder of Notes shall surrender its note(s) to the Notes Indenture Trustee, and each Holder of Notes shall be deemed to have surrendered such Holder’s security, note, debenture, or other evidence of indebtedness upon surrender of such global security by the Holder or a securities depository or custodian thereof. No distributions under the Plan shall be made for or on behalf of such Holder unless and until such note(s) is received by the Notes Indenture Trustee or the loss, theft, or destruction of such note(s) is established to the reasonable satisfaction of the Notes Indenture Trustee, which satisfaction may require such Holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Liquidating Debtors, and the Notes Indenture Trustee, harmless in respect of such note and distributions made thereof. Upon compliance with this Section 8.07 by a Holder of Notes, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such Claim. Any Holder that fails to surrender such Notes or satisfactorily explain its non-availability to the Notes Indenture Trustee within one year of the Effective Date shall be deemed to have no further Claim against the Debtors, the Liquidating Debtors (or their property), or the Notes Indenture Trustee in respect of such Claim and shall not participate in any distributions under the Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Liquidating Debtors by the Notes Indenture Trustee, and any such security shall be cancelled. Notwithstanding the foregoing, if the record Holder of a Notes Claim is a securities depository or custodian thereof, or if a Notes Claim is held in book-entry or electronic form pursuant to a global security held by a securities depository or custodian thereof, then the beneficial Holder of such an Allowed Notes Claim shall be deemed to have surrendered such Holder’s security, note, debenture, or other evidence of indebtedness upon surrender of such global security by the securities depository or custodian thereof.

Section 8.08.      Compliance Matters. In connection with the Plan, to the extent applicable, the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on it by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms it believes are reasonable and appropriate. The Debtors and Plan Administrator reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

Section 8.09.      Claims Paid or Payable by Third Parties. The Claims and Solicitation Agent shall reduce in full a Claim to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not the Distribution Agent without any further notice to or action, order, or approval of the Bankruptcy Court. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Distribution Agent on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution under the Plan to the Plan Administrator, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

Section 8.10.      Setoffs. Except as otherwise expressly provided for in the Plan and except with respect to any Notes Claim, and any distribution on account thereof, the Liquidating Debtors, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the Debtors or the Liquidating Debtors, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Debtors or the Liquidating Debtors of any such Claims, rights, and Causes of Action that the Debtors or Liquidating Debtors may possess against such Holder. In no event shall any Holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtors or the Liquidating Debtors, as applicable, unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to Bankruptcy Code section 553 or otherwise.

Section 8.11.      Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

Section 8.12.      DPO Claim Recovery and Distribution Matters. Consistent with and pursuant to the Mutual Release Agreement, the Holder of the DPO Claim shall receive its recovery in Classes 3A and 3B as follows: the DPO Claim shall receive on account of its Allowed $30,000,000 Claim a recovery on a pro rata basis together with the Allowed General Unsecured Claims in Classes 3A and 3B participating in such distributions until the Holder of such DPO Claim has received, in the aggregate, its pro rata distribution in an amount up to, but not exceeding, $6,500,000 (the “Initial Recovery Amount”); provided that the Initial Recovery Amount shall first be recovered from any available Aceto Net Distributable Assets on a pro rata basis together with other Allowed Class 3A General Unsecured Claims against the Aceto Chemical Plus Debtors, and only to the extent such assets prove insufficient to fund the Initial Recovery Amount shall the Initial Recovery Amount (or the amount remaining to provide for payment of the Initial Recovery Amount) be recovered from the Rising Net Distributable Assets on a pro rata basis together with other Allowed Class 3A General Unsecured Claims against the Rising Pharma Debtors. From and after the time when the Holder of the DPO Claim has received, in the aggregate, the Initial Recovery Amount, the DPO Claim shall be subordinated to the Allowed Claims of all other General Unsecured Creditors of the Debtors’ collective bankruptcy estates and the Holder of the DPO Claim shall not receive any additional recovery thereon until all such other Holders of General Unsecured Claims collectively in all of the Debtors’ Estates (treated as if all of the Debtors’ Estates are substantively consolidated, and without giving effect to any Intercompany Claims) collectively have received a recovery of 65% of the Allowed amount of their General Unsecured Claims against the collective Estates of the Debtors (or would have received such a 65% recovery of the Allowed amount of their General Unsecured Claims had all of the Estates been substantively consolidated), without giving effect to any Intercompany Claims (the “Other Creditors’ Threshold”). After such time when the Other Creditors’ Threshold have been so received (or would have been so received) by such other General Unsecured Creditors (aside from the Holder of the DPO Claim) in the Debtors’ Estates (without giving effect to any Intercompany Claims and to the extent all of the Debtors’ Estates had been substantively consolidated), the Holder of the DPO Claims shall once again become entitled to, and shall (to the extent of any available further distributions) receive such further distributions (the “Additional Recovery Amount”) on a pro rata basis (based on an allowed DPO Claim in the amount of $30,000,000) together with the Allowed General Unsecured Claims in Classes 3A and 3B participating in such distributions until the Holder of such DPO Claim has received a maximum aggregate recovery amount of $20,000,000 (inclusive of the Initial Recovery Amount and all other amounts received in respect of the DPO Claim), provided that the Additional Recovery Amount shall first be recovered from any available Aceto Net Distributable Assets on a pro rata basis together with other Allowed Class 3A General Unsecured Claims against the Aceto Chemical Plus Debtors, and only to the extent such assets prove insufficient to fund the Additional Recovery Amount shall the Additional Recovery Amount (or the amount remaining to provide for payment of the Additional Recovery Amount) be recovered from the Rising Net Distributable Assets on a pro rata basis together with other Allowed Class 3A General Unsecured Claims against the Rising Pharma Debtors. For the avoidance of doubt, the Holder of the DPO Claim shall receive a maximum aggregate recovery of $20,000,000 on account of the DPO Claim.

Section 8.13.      Distributions (if any) to Holders of Allowed Interests in Aceto. Distributions, if any (and solely to the extent and at such time that Aceto Net Distributable Assets are available following payment in full of all Allowed Class 3A General Unsecured Claims against the Aceto Chemical Plus Debtors, including payment of post-petition interest as set forth in Section 3.02), to Holders of Interests in Aceto shall be made by the Plan Administrator in accordance with such procedures that the Plan Administrator deems proper and appropriate and that are consistent with standard practice and applicable law regarding the payment of amounts to holders of publicly traded securities in a manner customary in the securities industries reasonably intended to maximize the likelihood that such Holders will receive payment in a timely fashion. Thus, the Plan Administrator shall use reasonable efforts to deliver (or cause to be delivered) Distributions (if any) to Holders of Interests in Aceto to (a) each directly registered Holder of Interests in Aceto as of the applicable Distribution Record Date, and (b) each broker, commercial bank, transfer agent, trust company, dealer, or other intermediary or nominee, or their mailing agent (each a “Nominee”) identified by Aceto’s Transfer Agent, American Stock Transfer & Trust Company, LLC (American Stock Transfer & Trust Company, LLC or such other entity as may be identified by the Plan Administrator, the “Transfer Agent”), as an entity through which beneficial holders indirectly hold Interests in Aceto. Such distributions, if any, shall only be made to Holders of Interests in Aceto as of the applicable Distribution Record Date through and as recorded by the Transfer Agent (or such other paying agent to be identified by the Plan Administrator). For the avoidance of doubt, no distributions on account of Allowed Interests in Aceto shall be made unless and until all claims of a higher priority under the Bankruptcy Code and the then incurred wind-down expenses of the Plan Administrator have been paid or reserved for in full.

ARTICLE IX

EFFECT OF PLAN ON CLAIMS AND INTERESTS

Section 9.01. Vesting of Assets. Except as otherwise explicitly provided in this Plan, as of the Effective Date, the property of each Debtors’ Estate, if any, shall revest in the applicable Liquidating Debtor, as applicable, and shall be free and clear of all Claims, Liens, charges, encumbrances, rights, and Interests.

Section 9.02.     [RESERVED].

Section 9.03.      Compromise and Settlement. Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims or Interests and (b) Causes of Action that the Debtors have against other Entities up to the Effective Date (subject to any applicable notice requirements under the Bankruptcy Rules and/or the Local Rules of the United States Bankruptcy Court for the District of New Jersey). After the Effective Date, any such right shall pass to the Liquidating Debtors without the need for further approval of the Bankruptcy Court (but subject to the rights of the Oversight Committee set forth in Section 5.14 and the Plan Administrator Agreement). Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan or any distribution to be made on account of an Allowed Claim, the provisions of the Plan including the Plan Settlement shall constitute a good-faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest.

Section 9.04.      Debtor Release. Pursuant to section 1123(b) of the Bankruptcy Code, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, the Liquidating Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of any of the foregoing Entities, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted or assertable on behalf of the Debtors, the Liquidating Debtors or their Estates, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Liquidating Debtors, or their Estates or Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or any other Entity, based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring and sale efforts, the Chapter 11 Cases, the Sales, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, preparation, dissemination and filing of the Plan (including, for the avoidance of doubt, the Plan Supplement), the Disclosure Statement, the Chemical Plus Purchase Agreement, the Pharma Purchase Agreement, the Sale Orders or related agreements, instruments, or other documents, the pursuit of the Sales, the pursuit of consummation of the Sales, the pursuit of Confirmation of the Plan, the pursuit of consummation of the Plan, the administration and implementation of the Plan, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan; provided that, nothing in this Section 9.04 shall be construed to release the Released Parties from gross negligence, willful misconduct, or fraud as determined by a Final Order. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligation or liability of any Entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. For the avoidance of doubt, this paragraph shall not be construed as providing any release to Aurobindo Pharma Ltd., Aurolife Pharma LLC, and P.V. Ramprasad Reddy in connection with the claims asserted against them in Adversary Proceeding No. 19-01981, including any amended complaint(s) and/or additional claims that may be filed in connection therewith. For the further avoidance of doubt, this paragraph shall not be construed as providing any release that would limit or impair the Debtors’ or Liquidating Debtors’ ability to assert any objection, counterclaim, defense or setoff with respect to any Claim or proof of Claim filed or to be filed against the Debtors or the Liquidating Debtors by any current or former members of the Creditors’ Committee.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties, (2) a good-faith settlement and compromise of the claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors or the Liquidating Debtors or their respective Estates or the Litigation Trust asserting any claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property, released pursuant to the Debtor Release.

Section 9.05.      Third Party Release. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended after the Effective Date, each of the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged each Released Party from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring and sale efforts, the Chapter 11 Cases, the Sales, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, preparation, dissemination and filing of the Plan (including, for the avoidance of doubt, the Plan Supplement), the Disclosure Statement, the Chemical Plus Purchase Agreement, the Pharma Purchase Agreement, the Sale Orders or related agreements, instruments, or other documents, the pursuit of the Sales, the pursuit of consummation of the Sales, the pursuit of Confirmation of the Plan, the pursuit of consummation of the Plan, the administration and implementation of the Plan, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, provided that, nothing in this Section 9.05 shall be construed to release the Released Parties from gross negligence, willful misconduct, or fraud as determined by a Final Order; provided, further, that notwithstanding anything to the contrary herein, the foregoing release shall not affect the releases granted to the applicable entities pursuant to the Final DIP Order or the Mutual Release Agreement; provided, further, that this release shall not (1) preclude the United States Securities and Exchange Commission from enforcing its regulatory or police powers or (2) operate to release any claims or causes of action held directly (but not derivatively) by the United States Securities and Exchange Commission against any non- Debtor person or non-Debtor entity; provided, further, that this release shall not release any Securities Claims with respect to the Specified Individuals, provided that any such claims and any judgment or recoveries arising therefrom by Holders of Securities Claims shall be subject to and limited by Section 9.08. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligation or liability of any Entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties, (2) a good-faith settlement and compromise of claims released by the Third Party Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property, released pursuant to the Third Party Release.

Section 9.06.      Exculpation and Limitation of Liability. Effective as of the Effective Date, without affecting or limiting either the Debtor Release or the Third Party Release, and notwithstanding anything herein to the contrary, each Exculpated Party is hereby released and exculpated from any claim, obligation, Cause of Action, or liability for any postpetition action taken or omitted to be taken during the period commencing on the Petition Date through and including the Effective Date in connection with, or related to formulating, negotiating, soliciting, preparing, disseminating, confirming, administering, or implementing the Plan, or consummating the Plan, the Disclosure Statement, the Chemical Plus Purchase Agreement, the Pharma Purchase Agreement, the Sale Orders, the Sales, the Final DIP Order, the Chapter 11 Cases, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan or any other postpetition act taken or omitted to be taken in connection with the Chapter 11 Cases, provided that, nothing in this Section 9.06 shall be construed to release the Exculpated Parties from gross negligence, willful misconduct, or fraud as determined by a Final Order. Each Exculpated Party has, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the restructuring of Claims and Interests in the Chapter 11 Cases, the negotiation, formulation, or preparation of the agreements, instruments, or other documents pursuant to the Plan, and the solicitation and distribution of the Plan and, therefore, is not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release any post- Effective Date obligation or liability of any Entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. For the avoidance of doubt, this paragraph shall not be construed as providing any release to Aurobindo Pharma Ltd., Aurolife Pharma LLC, and P.V. Ramprasad Reddy in connection with the claims asserted against them in Adversary Proceeding No. 19-01981, including any amended complaint(s) and/or additional claims that may be filed in connection therewith. For the further avoidance of doubt, this paragraph shall not be construed as providing any release that would impair or limit the Debtors’ or Liquidating Debtors’ ability to assert any objection, counterclaim, defense or setoff with respect to any Claim or proof of Claim filed or to be filed by any current or former members of the Creditors’ Committee.

Section 9.07.     [RESERVED].

Section 9.08.      Limitation on Securities Claims and Enforcement of Judgments. The Plan Administrator and any Holders of Securities Claims shall not, subject to this Section 9.08, enforce any judgment, recoveries or settlement obtained against the Specified Individuals or any of the Debtors’ current or former directors, officers and managers (to the extent not released pursuant to Section 9.05) unless such judgment or settlement is actually covered by, and payable from, any available insurance coverage under the D&O Policies; provided that such prohibition shall not apply to any Specified Individual in the event such Specified Individual (a) fails to reasonably cooperate with any D&O Insurer to the fullest extent requested by such D&O Insurer in the defense and/or settlement of any Cause of Action brought against such Specified Individual or any other party, (b) knowingly or unreasonably takes any action that has the effect of impairing, or knowingly or unreasonably fails to take any action necessary to preserve, coverage under the D&O Policies for any Cause of Action brought against such Specified Individual or any other party (provided that a Specified Individual’s election to satisfy these conditions and take steps to qualify such Specified Individual for the protections of the injunction described above shall not under any circumstances be deemed to be knowingly or unreasonably taking an action or failing to take an action for purposes of this subsection (b)), (c) fails to satisfy any required co-insurance obligations, if any, under the D&O Policies arising from any Cause of Action brought against such Specified Individuals or (d) asserts any Claim relating to any prepetition Indemnification Obligations in violation of Section 9.14 of the Plan, without prejudice to any subrogation or other rights of any D&O Insurer under the D&O Policies. For the avoidance of doubt, each Specified Individual may, in his/her sole discretion, elect to satisfy the foregoing conditions that qualify such Specified Individual to the protections of the injunction described in this section and the decision and/or acts or omissions of one Specified Individual shall have no impact on any other Specified Individual.

Section 9.09.      Injunction. Effective as of the Effective Date, and except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests or Causes of Action that (a) are subject to compromise and settlement pursuant to the terms of the Plan; (b) have been released pursuant to Section 9.04 of the Plan; (c) have been released pursuant to Section 9.05 of the Plan; (d) are subject to the exculpation pursuant to Section 9.06 of the Plan; or (e) are otherwise stayed or terminated pursuant to the terms of the Plan, are permanently enjoined and precluded, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Liquidating Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind including on account of or in connection with or with respect to any such Claims, Interests or Causes of Action that have been compromised or settled against the Debtors, Liquidating Debtors, or any Entity so released or exculpated (or the property or estate of the Debtors or any Entity so released or exculpated) on account of or in connection with or with respect to any released, settled, compromised or exculpated Claims, Interests or Causes of Action; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against the Debtors, Liquidating Debtors or any Entity so released or exculpated (or the property or Estates of the Debtors, Liquidating Debtors or any Entity so released or exculpated) on account of or in connection with or with respect to any released, settled, compromised or exculpated Claims, Interests or Causes of Action; (3) creating, perfecting, or enforcing any Lien, claim or encumbrance of any kind against the Debtors, Liquidating Debtors or any entity so released or exculpated (or the property or Estate of the Debtors, Liquidating Debtors or any Entity so released or exculpated) on account of or in connection with or with respect to any released, settled, compromised or exculpated Claims, Interests or Causes of Action; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due to the Debtors, Liquidating Debtors or any Entity so released or exculpated (or the property or Estates of the Debtors, Liquidating Debtors or any Entity so released or exculpated) on account of or in connection with or with respect to any released, settled, compromised or exculpated Claims, Interests or Causes of Action, except as set forth in Section 8.10 of the Plan, and notwithstanding an indication in a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff or subrogation pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors, Liquidating Debtors, or any Entity so released or exculpated (or the property or estate of the Debtors or any Entity so released or exculpated) on account of or in connection with or with respect to any released, settled, compromised or exculpated Claims, Interests or Causes of Action. Notwithstanding anything to the contrary in the foregoing or in the Plan, the injunction set forth above shall not enjoin the Securities Claims. For the avoidance of doubt, the Debtors are not receiving a discharge under section 524(a) of the Bankruptcy Code.

Section 9.10.     Subordination Rights.

(a)      Except as otherwise provided in the Plan, the allowance, classification, and treatment of all Allowed Claims and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. All Claims and all rights and claims between or among Holders of Claims relating in any manner whatsoever to distributions on account of Claims or Interests, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to Holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released and terminated as of the Effective Date. Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Holder of a Claim by reason of any subordination rights or otherwise, so that each Holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan

(b)      Except as otherwise provided in the Plan, the right of the Debtors or the Plan Administrator on behalf of the Liquidating Debtors to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code or otherwise is fully reserved, and the treatment afforded any Claim or Interest that becomes a subordinated Claim or Interest at any time shall reflect such subordination. Unless the Plan or the Confirmation Order otherwise provide, no distributions shall be made on account of a Subordinated Claim unless ordered by the Bankruptcy Court or otherwise provided for in this Plan.

Section 9.11.      Protection Against Discriminatory Treatment. Consistent with section 525 of the Bankruptcy Code, no Governmental Unit shall discriminate against the Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Liquidating Debtors, Plan Administrator or another Entity with whom the Liquidating Debtors have been associated, solely because the Liquidating Debtors have been debtors under chapter 11, have been insolvent before the commencement of the Chapter 11 Cases, or have not paid a debt that is settled and released in the Chapter 11 Cases.

Section 9.12.      Release of Liens. Except as otherwise provided in this Plan, including Section 3.02, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Liquidating Debtors and their successors and assigns.

Section 9.13.      Reimbursement or Contribution. If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever Disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as non-contingent or is a Claim described in Section 9.14 of the Plan or (b) the relevant Holder of a Claim has filed a contingent proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

Section 9.14.      Limitations on Indemnification Claims. The following shall govern any claims for indemnification asserted by any Specified Individual or other parties set forth below against the Debtors or the Liquidating Debtors:

(a)      Except to the extent necessary to preserve available insurance coverage under the D&O Policies, each Specified Individual or other party subject to the Limitation on Enforcement of Judgments in Section 9.08 shall be deemed to have waived all of his/her indemnification claims against the Debtors on account of any judgment covered by said section 9.08.

ARTICLE X

CONDITIONS PRECEDENT

Section 10.01.      Conditions Precedent to the Effective Date of the Plan. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 10.02 of this Plan:

(a)        the Plan shall be in form and substance acceptable to the Debtors, upon consultation with the Creditors’ Committee, and any amendments or modifications to the Plan (to the extent the Creditors’ Committee has agreed in writing to support the Plan) shall be subject to the reasonable consent of the Creditors’ Committee (such consent not to be unreasonably withheld);

(b)        the Confirmation Order shall be in form and substance acceptable to the Debtors (and with respect to any changes to the Confirmation Order so-ordered or otherwise required by the Bankruptcy Court, reasonably acceptable to the Debtors), and reasonably acceptable to the Creditors’ Committee (such acceptance not to be unreasonably withheld);

(c)       the Confirmation Order shall have been entered and shall be a Final Order;

(d)       all agreements set forth in the Plan Supplement, including the Plan Administrator Agreement, shall have been executed;

(e)        the Professional Claims Reserve and the Administrative and Priority Claims Reserve shall have been funded in Cash in full and the Wind-Down Reserve shall have been funded with the amount agreed pursuant to Section 5.11(d) of the Plan;

(f)        the Plan Administrator and Oversight Committee shall have been appointed and shall have assumed their respective rights and responsibilities under the Plan and the Plan Administrator Agreement;

(g)        all authorizations, consents, certifications, approvals, rulings, no action letters, opinions or other documents, or actions required by any law, regulation, or order to be received or to occur in order to implement the Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on the Liquidating Debtors; and

(h)        all statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full.

Section 10.02.       Waiver of Conditions Precedent. The conditions set forth in Section 10.01 may be waived, in whole or in part, by the Debtors with the reasonable consent of the Creditors’ Committee (such consent not to be unreasonably withheld).

Section 10.03.        Notice of Effective Date. The Plan Administrator shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date within one Business Day after the conditions in Section 10.01 of this Plan have been satisfied or waived pursuant to Section 10.02 of this Plan. The Debtors shall provide at least five (5) days’ advance notice to the Creditors’ Committee of the expected occurrence of the Effective Date.

Section 10.04.        Effect of Non-Occurrence of Conditions to Consummation. If, prior to consummation of the Plan, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of the Debtors or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

ARTICLE XI

BANKRUPTCY COURT JURISDICTION

Section 11.01.        Retention of Jurisdiction. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan (without prejudice to the rights, if any, of any party in interest to seek to withdraw the bankruptcy reference pursuant to 28 U.S.C. §

157(d) and related law with respect to any issue or proceeding subject to mandatory or discretionary withdrawal), including jurisdiction to:

(a)        resolve any matters related to Executory Contracts and Unexpired Leases, including: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable, and to hear and determine, and, if necessary, liquidate any Claims arising therefrom including Cure Amounts pursuant to section 365 of the Bankruptcy Code; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed (or assumed and assigned); (iii) the Liquidating Debtors’ amendment, modification, or supplement after the Effective Date, pursuant to Article VI of this Plan, of the lists of Executory Contracts and Unexpired Leases to be assumed (or assumed and assigned) or rejected or otherwise; and (iv) any dispute regarding whether a contract or lease is or was executory, expired or terminated;

(b)        adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases, this Plan, or that were the subject of proceedings before the Bankruptcy Court, prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

(c)        ensure that distributions to Holders of Allowed Claims and Interests are accomplished as provided herein and adjudicate any and all disputes arising from or relating to distributions under the Plan;

(d)        allow in whole or in part, disallow in whole or in part, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including hearing and determining any and all objections to the allowance or estimation of Claims or Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and the resolution of request for payment of any Administrative Claim;

(e)        issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of the Plan or the Sale Orders;

(f)        determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, the Pharma Purchase Agreement, the Chemical Plus Purchase Agreement, the Sale Orders, or, subject to any applicable forum selection clause, any contract, instrument, release, or other document created in connection with the Plan, the Disclosure Statement or the Sales;

(g)        enter and implement such orders as may be appropriate if the Confirmation Order or the Sale Orders are for any reason stayed, revoked, modified, and/or vacated;

(h)        enter and implement such orders as may be necessary or appropriate to further execute, implement and/or consummate the provisions of the Plan, the Chemical Plus Purchase Agreement, the Pharma Purchase Agreement, and all contracts, instruments, releases, and other agreements and documents created in connection with the Plan, the Plan Supplement, the Disclosure Statement, and the Sales;

(i)        enter and enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code, including but not limited to the Sale Orders;

(j)        consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order and the Sale Orders;

(k)        hear and determine all applications for allowance of compensation and reimbursement of expenses of Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(l)          determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code;

(m)        adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(n)        hear and determine all disputes involving the existence, nature, scope, or enforcement of the exculpations, injunctions and releases granted in connection with and under the Plan, including under Article IX of the Plan;

(o)       enforce the injunction, release and exculpation provisions set forth in Article IX of the Plan;

(p)        resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with consummation of the Plan or the Sales, including the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, the Chemical Plus Purchase Agreement, the Pharma Purchase Agreement and the Sale Orders, including disputes arising under agreements, documents, or instruments executed in connection with this Plan or the Sales or any disputes arising in connection with any Entity’s obligations incurred in connection with the Plan or the Sales;

(q)       hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of their Estates, including all Causes of Action, wherever located;

(r)        hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(s)       grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code; (t) enter a Final Decree closing the Chapter 11 Cases;

(u)       hear any other matter not inconsistent with the Bankruptcy Code; and

(v)       enforce all orders previously entered by the Bankruptcy Court.

From the Confirmation Date through the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date. Nothing contained herein shall be construed to increase, decrease, or otherwise modify the independence, sovereignty, or jurisdiction of the Bankruptcy Court.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01.        Binding Effect. Upon the Effective Date, this Plan shall be binding upon and inure to the benefit of the Debtors, the Liquidating Debtors, all current and former Holders of Claims, all current and former Holders of Interests, and all other parties-in-interest and their respective heirs, successors, and assigns.

Section 12.02.        Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as of the entry of the Confirmation Order as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. The Plan Administrator on behalf of the Liquidating Debtors shall continue to pay fees pursuant to section 1930 of title 28 of the United States Code until the Chapter 11 Cases are closed by entry of the Final Decree. Furthermore, following entry of the Confirmation Order, the Plan Administrator shall continue to file quarterly reports in compliance with Bankruptcy Rule 2015(a)(5); provided, however, such reports shall not purport to be prepared in accordance with GAAP, may not be construed as reports filed under the Securities Exchange Act, and may not be relied upon by any party for any purpose except as set forth in Bankruptcy Rule 2015(a)(5).

Section 12.03.        Closing of Certain Debtor Cases Upon the Effective Date. Upon and as of the Effective Date, without the need for further order of the Bankruptcy Court or motion of, or notice from, the Debtors or the Plan Administrator, the Chapter 11 Cases of each of the Debtors shall be deemed closed without prejudice to the rights of any party in interest to seek to reopen any such Chapter 11 Cases under section 350(b) of the Bankruptcy Code; provided, however, that the case of Aceto shall remain open until the Plan Administrator files a motion seeking entry of a final decree closing such case and anything to the contrary set forth in D.N.J. LBR 3022-1 is waived. Furthermore, (i) all motions, contested matters, adversary proceedings and other matters with respect to those closed cases and those Debtors (including Causes of Action, Claims administration and objections to Claims) shall be administered in the open case of Aceto without prejudice to the rights of any party in interest and (ii) the case caption shall be amended to reflect that the Aceto case is the only remaining open case for each of the Debtors. Upon the Effective Date, the Liquidating Debtors or the Plan Administrator may submit proposed orders for entry by the Bankruptcy Court to memorialize the closing of each of the Chapter 11 cases other than the case of Aceto.

Section 12.04.        Authorization for Name Change. Effective as of the Confirmation Date, the name of Aceto Corporation shall be automatically changed to Tri Harbor Holdings Corporation without the necessity for any further order of the Bankruptcy Court or approval of any other Entity, and the Debtors, Liquidating Debtors, and the Plan Administrator are authorized to take any and all actions to effectuate same. Furthermore, effective as of the Effective Date, the Clerk of the Bankruptcy Court is directed to make a docket entry in the Chapter 11 Cases pending at case number 19-13448 (VFP) substantially as follows: “An order has been entered in this case directing that the caption of this case be changed from Aceto Corporation to Tri Harbor Holdings Corporation” and the new caption of the Debtors’ Chapter 11 Cases shall read as follows:

UNITED STATES BANKRUPTCY COURT DISTRICT OF NEW JERSEY

In re:	Chapter 11

Tri Harbor Holdings Corporation	Case No. 19-13448 (VFP)
(f/k/a Aceto Corporation), et al.,1
(Jointly Administered)
Liquidating Debtors.

1      The Liquidating Debtors in these chapter 11 cases and the last four digits of each Debtor’s taxpayer identification number are as follows: Tri Harbor Holdings Corporation (f/k/a Aceto Corporation) (0520); Tri Harbor Chemical Holdings LLC (f/k/a Aceto Agricultural Chemicals LLC, f/k/a Aceto Agricultural Chemicals Corporation) (3948); Tri Harbor Realty LLC (f/k/a Aceto Realty LLC) (7634); Kavod Pharmaceuticals LLC (f/k/a Rising Pharmaceuticals, LLC, f/k/a Rising Pharmaceuticals, Inc.) (7959); Kavod Health LLC (f/k/a Rising Health, LLC) (1562); Kavris Health LLC (f/k/a Acetris Health, LLC) (3236); KAVACK Pharmaceuticals LLC (f/k/a PACK Pharmaceuticals, LLC) (2525); Arsynco, Inc. (7392); and Acci Realty Corp. (4433).

Section 12.05.      Application of Bankruptcy Rule 7068. The Debtors, before the Effective Date, and the Liquidating Debtors and the Plan Administrator, after the Effective Date, are authorized to serve upon a Holder of a Disputed Claim an offer to allow judgment to be taken on account of such Disputed Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 shall apply to such offer of judgment. To the extent the Holder of a Disputed Claim must pay the costs incurred by the Debtors or the Liquidating Debtors after the making of such offer, the Debtors and the Liquidating Debtors are entitled to set off such amounts against the amount of any Distribution to be paid to such Holder without any further notice to or action, order, or approval of the Bankruptcy Court.

Section 12.06.      Statutory Committee Dissolution. On the Effective Date, any statutory committee appointed in the Chapter 11 Cases, including the Creditors’ Committee, shall dissolve, and members thereof shall be released from all rights and duties from or related to the Chapter 11 Cases, provided, however, that the Creditors’ Committee will stay in existence solely for the limited purpose of filing and prosecuting final fee applications and may seek payment of its Professional Claims in connection therewith.

Section 12.07.      Post Effective Date Limitation of Notice. After the Effective Date, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, Persons and Entities must file with the Bankruptcy Court a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Liquidating Debtors and Plan Administrator are authorized to limit the list of Persons and Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Persons and Entities that have filed with the Bankruptcy Court such a renewed request.

Section 12.08.      Modification and Amendment. Except as otherwise specifically provided in the Plan, the Debtors reserve the right to modify the Plan, subject to any applicable consent rights set forth herein, whether such modification is material or immaterial prior to Confirmation, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan) and any consent rights as set forth herein, the Debtors expressly reserve their respective rights to revoke or withdraw, to alter, amend or modify the Plan with respect to each Debtor, one or more times, before or after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan after Confirmation, or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided that any amendments or modifications to the Plan (to the extent the Creditors’ Committee has agreed in writing to support the Plan) that impair the rights of the Oversight Committee or any Holder of Allowed General Unsecured Claims shall be subject to the reasonable consent of the Creditors’ Committee (such consent not be unreasonably withheld).

Section 12.09.      Confirmation of Plan. The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to amend the Plan to any extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

Section 12.10.      Additional Documents. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements or other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Plan Administrator, as applicable, and Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provision and intent of the Plan. For the avoidance of doubt, any agreements or documents filed, executed or otherwise delivered to effectuate the terms of the Plan that impair the rights of the Oversight Committee or any Holder of Allowed General Unsecured Claims shall be subject to the reasonable consent of the Creditors’ Committee (such consent not be unreasonably withheld).

Section 12.11.     Revocation, Withdrawal, Non-Consummation

(a)      Right to Revoke or Withdraw. The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Effective Date and file subsequent chapter 11 plans.

(b)      Effect of Withdrawal, Revocation, or Non-Consummation. If the Debtors revoke or withdraw this Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan, any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain Claims or Class of Claims or the allocation of the distributions to be made hereunder), the assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be null and void in all respects. In such event, nothing contained herein or in the Disclosure Statement, and no acts taken in preparation for consummation of this Plan, shall be deemed to constitute a waiver or release of any Claims, Interests, or Causes of Action by or against the Debtors or any other Entity, to prejudice in any manner the rights and defenses of the Debtors, the Holder of a Claim or Interest, or any Entity in any further proceedings involving the Debtors, or to constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

Section 12.12.      Post-Confirmation Reporting. After the Effective Date, in accordance with the Guidelines established by the United States Trustee, the Plan Administrator will file quarterly operating reports with Bankruptcy Court. The Plan Administrator will also file a Report of Distribution as set forth in D.N.J. LBR 3021-1(d).

Section 12.13.      Substantial Consummation of the Plan. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

Section 12.14.      Substitution of the Liquidating Debtors for the Debtors. On the Effective Date, the Liquidating Debtors shall be deemed to be substituted as the party in lieu of the Debtors in all pending matters including but not limited to (i) motions, contested matters and adversary proceeding pending in the Bankruptcy Court, and (ii) all matters pending in any courts, tribunals, forums or administrative proceedings outside of the Bankruptcy Court without the need or requirement for the Plan Administrator to file motions or substitutions of parties and counsel.

Section 12.15.      Request for Expedited Determination of Taxes. The Debtors, the Liquidating Debtors, and the Plan Administrator, as applicable shall have the right to request an expedited determination under section 505 of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through dissolution.

Section 12.16.      Notices. After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered on the parties below shall be served as follows:

If to the Debtors or Liquidating Debtors:

Tri Harbor Holdings Corporation

c/o Plan Administrator

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Attn:     Kenneth A. Rosen, Esq. Michael S. Etkin, Esq.,

Wojciech F. Jung, Esq. Philip J. Gross, Esq.

If to the Plan Administrator:

[ ]

If to the Office of the United States Trustee:

U.S. Department of Justice

Office of the United States Trustee

Attn:     David Gerardi, Esq.

One Newark Center

1085 Raymond Blvd, Suite 2100

Newark, NJ 07102

If to the Oversight Committee:

[ ]

Section 12.17.      Term of Injunctions or Stays. Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Section 12.18.      Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York shall govern the construction and implementation of this Plan, any agreements, documents, and instruments executed in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreements shall control). Corporate governance matters shall be governed by the laws of the state of incorporation, formation, or functional equivalent thereof, as applicable, of the applicable Liquidating Debtor.

Section 12.19.     Immediate Binding Effect. Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 6006(d) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors and any and all Holders of Claims against or Interests in the Debtors (regardless of whether the Holders of such Claims or Interests are deemed to have accepted or rejected the Plan), all Persons and Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors. All Claims and debts shall be fixed, adjusted or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

Section 12.20.     Entire Agreement. Except as otherwise indicated, this Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

Section 12.21.     Severability. If, prior to Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors, and (c) non-severable and mutually dependent.

Section 12.22.     No Waiver or Estoppel. Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel or any other party, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court.

Section 12.23. Conflicts. In the event that the provisions of the Disclosure Statement and the provisions of the Plan conflict, the terms of this Plan shall govern. In the event the provisions of this Plan and the Sale Order conflict with respect to the Acceptable Sale, the Sale Order shall govern. In the event that the provisions of this Plan and the provisions of the Confirmation Order conflict, the terms of the Confirmation Order shall govern.

[Remainder of Page Intentionally Left Blank]

Dated: July 23, 2019

Respectfully submitted,

ACETO CORPORATION, on
behalf of itself and its affiliated Debtors

/s/ Steven S. Rogers
Name: Steven S. Rogers
Title: Chief Legal Officer, President and Secretary

Exhibit A

D&O Policies

Policy Type		Insurer	Policy Number	Policy Begins	Policy Ends
1	Directors & Officers Liability (Primary $10M)	Travelers Casualty & Surety Co. of America	105958465	7/1/2017	4/29/25 (6 year tail)
2	Directors & Officers Liability ($10M Excess $10M)	Illinois National Insurance Co.	01-593-05-33	7/1/2017	4/29/25 (6 year tail)
3	Directors & Officers Liability ($10M Excess $20M)	Wesco Insurance Co.	EUW113062902	7/1/2017	4/29/25 (6 year tail)
4	Directors & Officers Liability ($10M Excess $30M)	XL Specialty Insurance Co.	ELU 156574-18	7/1/2018	4/29/25 (6 year tail)
5	Directors & Officers Liability ($10M Excess $40M)	State National Ins. Co.	EXN CUAI0065-00	7/1/2018	4/29/25 (6 year tail)
6	Directors & Officers Liability ($5M Excess $50M)	RSUI Indemnity Co.	NHS677634	7/1/2018	4/29/25 (6 year tail)
7	Directors & Officers Liability ($5M Excess $55M)	Continental Casualty Co.	59650019	7/1/2017	4/29/25 (6 year tail)

Exhibit A-1